UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HERON THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HERON THERAPEUTICS, INC.

Notice of Annual Meeting of Stockholders

to Be Held on June 18, 2018

To the Stockholders of Heron Therapeutics, Inc.:

The Annual Meeting of Stockholders of Heron Therapeutics, Inc. (“Heron,” “Company,” “we,” “us” and “our”), a Delaware corporation, will be held on June 18, 2018 at 9:00 a.m. local time at 4242 Campus Point Court, San Diego, CA 92121, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect six director nominees named in the accompanying Proxy Statement to serve until the 2019 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of OUM & Co. LLP as our independent registered public accounting firm for the year ending December 31, 2018;

3.	To approve, on an advisory basis, compensation paid to our named executive officers during the year ended December 31, 2017;

4.	To amend the Company’s Certificate of Incorporation to increase the aggregate number of authorized shares of common stock by 50,000,000; and

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 23, 2018 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at our offices located at 4242 Campus Point Court, Suite 200, San Diego, CA 92121 for at least ten days prior to the meeting and will also be available for inspection at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ David L. Szekeres
David L. Szekeres, Senior Vice President, General Counsel, Business Development, and Corporate Secretary

San Diego, California
April 30, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 18, 2018:

The 2018 Proxy Statement and the Annual Report on Form 10-K for the year ended

December 31, 2017 are available at: http://www.edocumentview.com/hrtx.

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the meeting, you are urged to cast your vote as soon as possible. You may vote your shares via the Internet or via a toll-free telephone number by following the instructions on the Notice of Internet Availability of Proxy Materials, the proxy card or the voting instruction card, as applicable. In addition, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or the voting instruction card. Submitting a proxy or voting instruction card will not prevent you from attending the Annual Meeting and voting in person, if you so desire. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

HERON THERAPEUTICS, INC.

4242 Campus Point Court, Suite 200

San Diego, CA 92121

(858) 251-4400

PROXY STATEMENT

2018 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS

Why have these proxy materials been made available to me?

The enclosed proxy is being solicited on behalf of our Board of Directors (“Board”) for use at the Annual Meeting of Stockholders to be held on June 18, 2018 at 9:00 a.m. local time at 4242 Campus Point Court, San Diego, CA 92121, or at any adjournment or postponements thereof (“Annual Meeting”). The Notice of Internet Availability of Proxy Materials and the proxy materials, including the 2018 Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2017, will be made available online at http://www.edocumentview.com/hrtx and mailed to stockholders, as applicable, on or about May 9, 2018. We encourage stockholders to vote well before the Annual Meeting, even if they plan to attend the Annual Meeting in person, via the Internet (as specified below and in the Notice of Internet Availability of Proxy Materials or the proxy card, as applicable) or by using the toll-free telephone number provided below or in the proxy card, as applicable. In addition, if you received copies of the proxy materials by mail, you can vote by mail by following the instructions on the proxy card. Stockholders who hold our shares in “street name” should refer to the voting instructions form provided by their broker, bank or other nominee for details on how to provide voting instructions to each person. For additional details, see “How can I vote at the Annual Meeting?” below.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail?

As permitted by rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are making our proxy materials available to stockholders electronically via the Internet. Accordingly, we are sending the Notice of Internet Availability of Proxy Materials by mail to our stockholders of record containing instructions on how to access the proxy materials and vote by proxy over the Internet, by telephone or in person. All stockholders have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request the delivery of a printed set of proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 23, 2018, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting. At the close of business on the record date, there were 71,951,009 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on the record date, your shares were registered directly in your name, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote via one of the methods described in the Notice of Internet Availability of Proxy Materials or in the proxy card if you received a hard or emailed copy of the proxy materials. Whether or not you plan to attend the Annual Meeting in person, we urge you to vote before the Annual Meeting to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If at the close of business on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials or the proxy materials, as applicable, are being forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.

As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a stockholder at the close of business on April 23, 2018, or you hold a valid proxy to vote at the meeting.

If your shares are held in the name of your broker, bank or other agent, you must obtain from the record holder a proxy issued in your name.

For directions to the Annual Meeting, you may contact the Company at (858) 251-4400.

What am I voting on?

There are four Company proposals scheduled for a vote at the Annual Meeting:

•	Proposal 1: To elect six director nominees named in the accompanying Proxy Statement, to serve until the 2019 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

•	Proposal 2: To ratify the appointment of OUM & Co. LLP as our independent registered public accounting firm for the year ending December 31, 2018;

•	Proposal 3: To approve, on an advisory basis, compensation paid to our named executive officers during the year ended December 31, 2017; and

•	Proposal 4: To amend the Company’s Certificate of Incorporation to increase the aggregate number of authorized shares of common stock by 50,000,000.

What are my voting choices and what are the Board’s recommendations?

For the election of directors (Proposal 1), you may either vote “For” all or some of the nominees or you may “Withhold” your vote for any nominee you specify. For Proposals 2 through 4, you may vote “For” or “Against” or “Abstain” from voting.

The Board recommends that you vote “For” each of the director nominees named in Proposal 1 and “For” each of Proposals 2 through 4.

What if another matter is properly brought before the Annual Meeting?

At this time, the Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. However, if any other matter is properly brought before the Annual Meeting, it is the intention of the persons named in the proxy card as “proxies” to vote on those matters in accordance with their best judgment and in their discretion.

How can I vote at the Annual Meeting?

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

•	To vote in person, come to the Annual Meeting and request a ballot. In order to cast your vote you will need to provide satisfactory identification corresponding to our stockholder records.

•

To vote via the Internet, go to http://www.edocumentview.com/hrtx and follow the instructions provided on the website. In order to cast your vote, you will be asked to provide the control number from the Notice of Internet Availability of Proxy Materials or the proxy card mailed to you. Your vote must be received by 1:00 a.m., local time, on June 18, 2018 to be counted.

•	To vote by telephone, call toll free 1-800-652-VOTE (8683) within the U.S., U.S. territories and Canada. Proxies voted by telephone must be received by 1:00 a.m., local time, on June 18, 2018.

•

To vote using the proxy card, simply complete, sign and date the proxy card included with your proxy materials (if you received a hard copy or emailed copy of the proxy materials) and return it promptly in the envelope provided. If you return your signed and dated proxy card to us before the Annual Meeting with your voting selections, we will vote your shares as you direct. Except for votes cast for shares registered in the name of a broker, bank or other agent (as described below), if you return your signed and dated proxy card to us before the Annual Meeting without your voting selections, proxies named in the proxy card will vote your shares in accordance with the Board’s recommendations (as described above). If you received a Notice of Internet Availability of Proxy Materials and would like to request a proxy card by mail, please follow the instructions contained in the Notice of Internet Availability of Proxy Materials.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice of Internet Availability of Proxy Materials or a proxy card and voting instructions with the proxy materials from that institution rather than from us. Simply follow the instructions in the Notice of Internet Availability of Proxy Materials received from your broker, bank or other agent to vote on the Internet or by telephone or, if you received a proxy card by mail, complete, sign and return the proxy card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included in the Notice of Internet Availability of Proxy Materials or with the proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers.

How many votes do I have?

On each matter to be voted on, you have one vote for each share of common stock you own as of the close of business on April 23, 2018, the record date for the Annual Meeting.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to the mailed Notices of Internet Availability of Proxy Materials and/or proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

If you receive more than one Notice of Internet Availability of Proxy Materials or proxy card, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions in each Notice of Internet Availability of Proxy Materials, or complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I revoke or change my vote after submitting my proxy?

Yes. You can revoke your proxy and change your vote at any time before the applicable vote deadlines for the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•	you may submit another properly completed proxy with a later date;

•	you may vote again by Internet or telephone at a later time;

•	you may send a written notice that you are revoking your proxy to our Corporate Secretary at 4242 Campus Point Court, Suite 200, San Diego, CA 92121; or

•	you may attend the Annual Meeting and vote in person (however, simply attending the Annual Meeting will not, by itself, revoke your proxy or change your vote).

Your most current proxy card or Internet proxy is the one that is counted.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

How can I submit a proposal (including a director nomination) for next year’s annual meeting?

Under the rules of the SEC, stockholders who wish to submit proposals for inclusion in the Proxy Statement for the 2019 Annual Meeting of Stockholders must submit such proposals to our Corporate Secretary so as to be received by us at 4242 Campus Point Court, Suite 200, San Diego, CA 92121, by close of business on or before January 9, 2019.

If a stockholder intends to make a nomination or present a proposal for other business (other than pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”)) at the 2019 Annual Meeting of Stockholders, the stockholder must deliver written notice to our Corporate Secretary at the address provided above not earlier than February 19, 2019 and not later than March 21, 2019. Such nomination(s) or proposal(s) may or may not be included in the Proxy Statement. If the date of the 2019 Annual Meeting of Stockholders changes by more than 30 calendar days from the anniversary of the 2018 Annual Meeting of Stockholders, then stockholder notice must be received not later than the close of business on the later of: (i) the 90th calendar day prior to such annual meeting; or (ii) the 10th calendar day following the day on which public disclosure of the date of such meeting is first made.

Any stockholder proposal must be a proper matter for stockholder action and must comply either with Rule 14a-8 of the Exchange Act or the terms and conditions set forth in our By-laws, as applicable.

What are “broker non-votes”?

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. On non-routine items for which you do not give instructions to your broker, bank or other agent, the shares will be treated as broker non-votes. The only “routine” proposal that is being presented at this Annual Meeting is Proposal 2 (ratification of our independent registered public accounting firm).

How are votes counted and how many votes are needed to approve each proposal?

Votes will be counted by the inspector of elections appointed for the meeting.

•

Proposal 1: Directors will be elected by a plurality of all votes properly cast, in person or by proxy, at the Annual Meeting. Shares as to which a stockholder withholds voting authority will not affect the outcome of the election of candidates for director. Election of directors is not considered a routine matter on which a broker or other nominee is empowered to vote. Therefore, if the beneficial owner does not give a broker specific instructions, the beneficially owned shares may not be voted on the election of directors and will not be counted in determining the number of shares necessary for approval.

•

Proposal 2: The proposal to ratify the appointment of OUM & Co. LLP as our independent registered public accounting firm for the year ending December 31, 2018 requires the affirmative vote of a majority of the votes cast, provided a quorum is established. Abstentions will have no effect on the outcome of this proposal because they are not considered to be votes “cast” under Delaware law. Ratification of the selection of OUM & Co. LLP is considered a routine matter on which a broker or other nominee is empowered to vote. If you are a beneficial owner and do not provide specific voting instructions to your bank or broker, the institution that holds your shares may vote your shares on the ratification of the appointment of OUM & Co. LLP as our independent registered public accounting firm for 2018.

•

Proposal 3: The proposal to approve, on an advisory basis, the compensation paid to our named executive officers requires the affirmative vote of a majority of the votes cast, provided a quorum is established. Approval, on an advisory basis, of the compensation paid to our named executive officers is not considered a routine matter on which a broker or other nominee is empowered to vote. Therefore, if the beneficial owner does not give broker specific instructions, the beneficially owned shares may not be voted on the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

•

Proposal 4: The proposal to approve an amendment to the Company’s Certificate of Incorporation to increase the aggregate number of authorized shares of common stock by 50,000,000 requires an affirmative vote of a majority of the outstanding shares of common stock entitled to vote, provided a quorum is established. Approval for the amendment of our Certificate of Incorporation is not considered a routine matter on which a broker or other nominee is empowered to vote. Therefore, if the beneficial owner does not give broker specific instructions, the beneficially owned shares may not be voted on the proposal. Abstentions and broker non-votes will have the same effect as a vote cast “against” the proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the shares issued and outstanding and entitled to vote at the Annual Meeting as of the close of business on the record date are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 71,951,009 shares outstanding and entitled to vote.

Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Certain information regarding each of our nominees, including each nominee’s age, experience, qualifications, attributes and skills that led the Board to conclude that the individual should serve on the Board and each nominee’s principal occupation and directorships during the past five years, is set forth below:

Name	Age	Position	Director Since
Kevin C. Tang	51	Chairman	2009
Barry D. Quart, Pharm.D.	61	Chief Executive Officer and Director	2012
Robert H. Rosen	62	President and Director	2012
Craig A. Johnson	56	Director	2014
John W. Poyhonen	58	Director	2014
Christian Waage	51	Director	2016

Kevin C. Tang has served as a director of Heron since 2009 and as Chairman since 2012. Mr. Tang has more than 20 years of experience evaluating, creating and building biotechnology companies that are focused on developing treatments for life-threatening and debilitating diseases and conditions. Mr. Tang is the Chairman and Chief Executive Officer of Odonate Therapeutics, Inc., a pharmaceutical company dedicated to the development of best-in-class therapeutics that improve and extend the lives of patients with cancer. Mr. Tang is also the President of Tang Capital Management, LLC, a life sciences-focused investment company he founded in 2002. From 1993 to 2001, Mr. Tang held various positions at Deutsche Banc Alex Brown, Inc., an investment banking firm, most recently serving as Managing Director and head of the firm’s Life Sciences research group. Since 2014, Mr. Tang has served as a director and the Chairman of La Jolla Pharmaceutical Company. In 2006, Mr. Tang co-founded Ardea Biosciences, Inc. and served as a director from its inception through its acquisition by AstraZeneca PLC in 2012. From 2009 through its acquisition by Endo Pharmaceuticals, Inc. in 2010, he served as a director of Penwest Pharmaceuticals Co. From 2001 to 2008, Mr. Tang was a director of Trimeris, Inc. (acquired by Synageva Biopharma Corp.). Mr. Tang received a B.S. degree from Duke University. Mr. Tang’s qualifications to serve on our Board include his experience forming and building biotechnology companies, serving as a director of numerous biotechnology companies and serving as a manager of funds specializing in the area of life sciences.

Barry D. Quart, Pharm.D. has served as a director of Heron since 2012. Dr. Quart was appointed Chief Executive Officer of the Company in 2013. Dr. Quart has more than 25 years of experience serving in leadership positions in biotechnology and pharmaceutical companies and developing innovative pharmaceutical products. In 2006, Dr. Quart co-founded Ardea Biosciences, Inc. and served as its President and Chief Executive Officer from its inception through 2013 and as a director through its acquisition by AstraZeneca PLC in 2012. Previously, he was with Pfizer Inc. as Senior Vice President of Pfizer Global Research and Development, and the director of Pfizer’s La Jolla Laboratories. Prior to Pfizer’s acquisition of the Warner-Lambert Company, Dr. Quart was President of Research and Development at Agouron Pharmaceuticals, Inc., a division of the Warner-Lambert Company. Dr. Quart joined Agouron in 1993 and was instrumental in the development and registration of Viracept® (nelfinavir). Dr. Quart also served as a director of Synageva Biopharma Corp. from 2012 through its acquisition by Alexion Pharmaceuticals, Inc. in 2015. Dr. Quart received a Pharm.D. degree from the University of California, San Francisco. Dr. Quart’s qualifications to serve on our Board include his experience in senior management and as a director with other biotechnology and pharmaceutical companies and his prior drug development experience.

Robert H. Rosen has served as a director of Heron since 2012. Mr. Rosen was appointed President of the Company in 2013 and, prior to that, served as our Senior Vice President and Chief Commercial Officer since 2012. Mr. Rosen has more than 25 years of experience serving in leadership positions in biotechnology and pharmaceutical companies and commercializing pharmaceutical products. In 2012, Mr. Rosen served as Managing Partner of Scotia Nordic LLC, a life sciences advisory firm. From 2011 to 2012, Mr. Rosen served as Senior Vice President of Global Commercial Operations at Dendreon Corporation. From 2005 to 2011, he served as Global Head of Oncology at Bayer HealthCare Pharmaceuticals, where he was responsible for the development of the oncology business unit for regions that included the Americas, Europe, Japan and Asia Pacific. During his tenure at Bayer, Mr. Rosen led the launch of Nexavar® (sorafenib) for the treatment of renal cell carcinoma and hepatocellular carcinoma. From 2002 to 2005, Mr. Rosen was Vice President of the Oncology Business Unit at Sanofi-Synthèlabo Inc., where he was responsible for the development of Sanofi’s U.S. oncology business and the launch of Eloxatin® (oxaliplatin) for colon cancer. Since 2014, Mr. Rosen has been a director of La Jolla Pharmaceutical Company. From 2014 to 2015, Mr. Rosen served as a director of Conkwest, Inc. (now NantKwest, Inc.). Since July 2017, Mr. Rosen has served as a director of Odonate Therapeutics, Inc. Mr. Rosen received a B.S. degree in pharmacy from Northeastern University. Mr. Rosen’s qualifications to serve on our Board include his extensive drug development and commercialization experience with other biotechnology and pharmaceutical companies.

Craig A. Johnson has served as a director of Heron since 2014. Mr. Johnson has more than 25 years of experience serving in senior financial management roles and governing corporations, primarily in the biotechnology industry. Since July 2017, Mr. Johnson has served as a director of Odonate Therapeutics, Inc. Since 2013, Mr. Johnson has served as a director of Mirati Therapeutics, Inc. and La Jolla Pharmaceutical Company. Since 2015, Mr. Johnson has served as a director of GenomeDx Biosciences, Inc. Mr. Johnson served as a director of Ardea Biosciences, Inc. from 2008 through its acquisition by AstraZeneca PLC in 2012. From 2011 to 2014, Mr. Johnson served as a director of Adamis Pharmaceuticals Corporation. From 2011 to 2012, he was Chief Financial Officer of PURE Bioscience, Inc. From 2010 to 2011, Mr. Johnson was Senior Vice President and Chief Financial Officer of NovaDel Pharma Inc. Mr. Johnson served as Vice President and Chief Financial Officer of TorreyPines Therapeutics, Inc. from 2004 through its acquisition by Raptor Pharmaceuticals Corp. in 2009 and then as Vice President of a wholly-owned subsidiary of Raptor Pharmaceutical Corp. from 2009 to 2010. From 1994 to 2004, Mr. Johnson held various positions at MitoKor, Inc., most recently as Chief Financial Officer and Senior Vice President of Operations. Prior to 1994, Mr. Johnson held senior financial positions with several early-stage technology companies, and also practiced as a Certified Public Accountant with Price Waterhouse. Mr. Johnson received a B.B.A. degree in accounting from the University of Michigan-Dearborn. Mr. Johnson’s qualifications to serve on our Board include his experience as an executive officer and as a director of numerous life sciences companies.

John W. Poyhonen has served as a director of Heron since 2014. Mr. Poyhonen has more than 25 years of experience serving in leadership positions in biotechnology, pharmaceutical and food ingredient companies and commercializing innovative products. Mr. Poyhonen is currently the President, Chief Executive Officer and a director of Senomyx, Inc. He joined Senomyx, Inc. in 2003 as Vice President and Chief Business Officer; was promoted in 2004 to Vice President and Chief Financial and Business Officer; was named Senior Vice President, Chief Financial and Business Officer in 2006; was promoted to President and Chief Operating Officer in 2009; and promoted to his current role in 2014. From 1996 to 2003, Mr. Poyhonen served in various sales and marketing positions for Agouron Pharmaceuticals, Inc., most recently as Vice President of National Sales. Prior to holding this position, Mr. Poyhonen served as Vice President of Marketing and Vice President of National Accounts. He was previously a director of Ardea Biosciences, Inc. from 2007 through its acquisition by AstraZeneca PLC in 2012. Mr. Poyhonen received a B.A. degree in marketing from Michigan State University and a M.B.A. degree from the University of Kansas. Mr. Poyhonen’s qualifications to serve on our Board include his senior management experience in corporate and commercial strategy, business development, risk management, finance and operations.

Christian Waage has served as a director of Heron since 2016. Mr. Waage has more than 15 years of regulatory, legal and financial transaction experience primarily in the biotechnology industry. Mr. Waage is currently Executive Vice President and General Counsel of Gossamer Bio, Inc., a venture-backed drug development company. From 2013 to 2016, Mr. Waage held various positions at Receptos, Inc., a wholly-owned subsidiary of Celgene Corporation, most recently serving as Managing Director. Prior to its acquisition by Celgene Corporation in 2015, Mr. Waage served as Senior Vice President and General Counsel of Receptos, Inc. From 2012 through its acquisition by Vista Equity Partners LLC in 2013, he served as Vice President, General Counsel and Corporate Secretary at Websense, Inc. From 2008 through its acquisition by AstraZeneca PLC in 2012, Mr. Waage served as Vice President, General Counsel and Corporate Secretary of Ardea Biosciences, Inc. Prior to 2008, Mr. Waage served as a partner at DLA Piper LLP. Mr. Waage received a J.D. from the University of San Diego School of Law and a B.A. degree in economics from the University of California, San Diego. Mr. Waage’s qualifications to serve on our Board include his experience in regulatory, legal and finance matters.

INFORMATION CONCERNING EXECUTIVE OFFICERS AND KEY EMPLOYEES

Executive officers are elected by our Board and hold office until the earlier of resignation, removal or the appointment and election of a successor.

Our executive officers and their ages and positions as of April 23, 2018 are as follows:

Name	Age	Position	Since
Barry D. Quart, Pharm.D.	61	Chief Executive Officer and Director	2012
Robert H. Rosen	62	President and Director	2012
Kimberly J. Manhard	58	Executive Vice President, Drug Development	2016
Robert E. Hoffman	52	Chief Financial Officer and Senior Vice President, Finance	2017

Barry D. Quart, Pharm.D. Dr. Quart’s background is described above under “Information Concerning the Board of Directors.”

Robert H. Rosen. Mr. Rosen’s background is described above under “Information Concerning the Board of Directors.”

Kimberly J. Manhard joined us as Executive Vice President, Drug Development in 2016. Ms. Manhard served as a director of Heron from 2014 until she joined the management team. Ms. Manhard has more than 25 years of experience in drug development, regulatory affairs and pharmaceutical operations. From 2008 to 2016, Ms. Manhard served as the Senior Vice President of Regulatory Affairs and Development Operations at Ardea Biosciences, Inc., a wholly-owned subsidiary of AstraZeneca PLC. In her role at Ardea, Ms. Manhard was instrumental in the development and 2015 regulatory approval of Zurampic® (lesinurad) for the treatment of hyperuricemia associated with gout. Prior to joining Ardea in 2006, Ms. Manhard was President of her own consultancy firm, Vice President of Regulatory Affairs for Exelixis, Inc. and held multiple regulatory positions at Agouron Pharmaceuticals, Inc., a division of the Warner-Lambert Company, supporting development and commercialization of anticancer and antiviral products, including Viracept® (nelfinavir). She was also previously with Bristol-Myers Squibb Company in regulatory affairs, responsible for oncology compounds, including Taxol® (paclitaxel) and infectious disease compounds, including Videx® (didanosine) and Zerit® (stavudine). Ms. Manhard began her industry career in clinical research with Eli Lilly and Company and G.H. Besselaar Associates (Covance Inc.). Ms. Manhard received a B.S. degree in zoology and a B.A. degree in French from the University of Florida.

Robert E. Hoffman joined us as Chief Financial Officer and Senior Vice President, Finance in April 2017. Mr. Hoffman has more than 20 years of experience in financial management. From September 2016 to April 2017, Mr. Hoffman served as Executive Vice President and Chief Financial Officer of Innovus Pharmaceuticals, Inc., a biopharmaceutical company. Prior to joining Innovus Pharmaceuticals, Inc., Mr. Hoffman was Chief Financial Officer of AnaptysBio, Inc., a biopharmaceutical company, from 2015 until 2016. He was part of the founding management team of Arena Pharmaceuticals, Inc. in 1997, a biopharmaceutical company, ultimately serving as Senior Vice President, Finance and Chief Financial Officer until March 2011, and then again from August 2011 until July 2015. From March 2011 to August 2011, he served as Chief Financial Officer for Polaris Group, a biopharmaceutical company. Mr. Hoffman is a member of the board of directors of Kura Oncology, Inc., a biopharmaceutical company, and DelMar Pharmaceuticals, Inc., a biopharmaceutical company. He also is a member of the

Financial Accounting Standards Board’s Small Business Advisory Committee and is a member of the steering committee of the Association of Bioscience Financial Officers. Mr. Hoffman received his B.B.A. from St. Bonaventure University and is licensed as a C.P.A. (inactive) in the State of California.

Our other key employees and theirs ages and positions as of April 23, 2018 are as follows:

Name	Age	Position	Since
Paul Blake, M.D.	70	Chief Medical Officer	2017
Thomas B. Ottoboni, Ph.D.	59	Senior Vice President, Pharmaceutical and Preclinical Research and Development	2012
David L. Szekeres	44	Senior Vice President, General Counsel, Business Development, and Secretary	2016
John C. Arthur, Ph.D.	52	Vice President, Manufacturing & Supply	2017
Sean T. Ristine	48	Vice President, Human Resources	2015

Paul Blake, M.D. joined us as Chief Medical Officer in December 2017. Dr. Blake has more than 25 years of experience in clinical research and medical affairs. From January 2017 to November 2017, Dr. Blake served as Senior Vice President of Clinical, Medical, and Regulatory Affairs at BioDelivery Sciences International, Inc. From 2014 to 2016, Dr. Blake served as Chief Development Officer at Oxford BioMedica PLC. From 2007 to 2014, Dr. Blake served as Chief Medical Officer and Senior Vice President of Clinical Research and Development at Aeterna Zentaris Inc. Dr. Blake has also held various leadership positions in biopharmaceutical companies, including Cephalon, Inc. and SmithKline Beecham Pharmaceuticals Ltd. Over his career, Dr. Blake has contributed to more than 40 NDAs and sNDAs, including products for the treatment of pain such as Relafen® (nabumetone), a nonsteroidal anti-inflammatory drug that reduces hormones that cause pain and inflammation, and Fentora®(fentanyl), an opioid pain medication. Other drugs that Dr. Blake has been involved in developing include Kytril® (granisetron), Tenormin® (atenolol), Zestril® (lisinopril), Paxil®(paroxetine), Coreg® (carvedilol), Havrix® (hepatitis A vaccine), Hycamtin® (topotecan), Famvir® (famciclovir), Requip® (ropinirole), Avandia® (rosiglitazone) and Provigil® (modafinil). Dr. Blake is qualified in medicine from the Royal Free Hospital School of Medicine, London University. He is a Fellow of the Royal College of Physicians, a Fellow of the Faculty of Pharmaceutical Medicine of the Royal College of Physicians and a Fellow of the American College of Clinical Pharmacology.

Thomas B. Ottoboni, Ph.D. joined us as Vice President of Pharmaceutical Development in 2012 and was promoted to Senior Vice President of Pharmaceutical and Preclinical Research and Development in 2014. Dr. Ottoboni has more than 20 years of drug development experience. From 2010 until 2011, Dr. Ottoboni was Vice President of Research and Development at Talima Therapeutics, Inc., where he worked on the development of a drug delivery implant to treat onychomycosis. From 1996 to 2008, Dr. Ottoboni served as Executive Vice President of Strategy and Operations at POINT Biomedical Corp., where he developed several imaging and drug delivery systems. From 1994 through 1996, Dr. Ottoboni served as Manager of Systems Development and Drug Delivery Research for InSite Vision Inc., where he developed ophthalmic pharmaceutical delivery systems. He previously served as Director of Drug Delivery at Vitaphore Corp. Dr. Ottoboni is an inventor on more than 20 U.S. patents in organic and macromolecular chemistry. He received a B.S. degree in chemistry and a Ph.D. in organic chemistry from the University of California, Berkeley.

David L. Szekeres joined us as Senior Vice President, General Counsel, Business Development, and Corporate Secretary in 2016. Mr. Szekeres has more than 15 years of legal and financial experience, primarily in the biotechnology industry. From 2014 to 2015, Mr. Szekeres served as General Counsel, Chief Business Officer, Principal Financial and Accounting Officer, and Corporate Secretary at Regulus Therapeutics Inc. In that role, Mr. Szekeres played a critical role in overseeing the company’s business, financial and legal responsibilities as it developed into a clinical-stage corporation. From 2008 through its acquisition by Thermo Fisher Scientific Inc. in 2014, Mr. Szekeres served as Head of Mergers and Acquisitions, Governance and Securities and Assistant Corporate Secretary at Life Technologies Corporation. From 2001 to 2006, Mr. Szekeres served as Corporate Attorney at a number of law firms, including O’Melveny & Myers LLP and Latham & Watkins LLP. Prior to 2001, Mr. Szekeres served as Senior Associate in Investment Banking at investment bank Robertson Stephens. Mr. Szekeres received a B.A. degree from the University of California, Irvine and a J.D. degree from Duke University School of Law.

John C. Arthur, Ph.D. joined us as Vice President of Manufacturing and Supply in April 2017. Dr. Arthur has more than 20 years of experience in pharmaceutical manufacturing. From 2013 to 2016, Dr. Arthur was Vice President of Manufacturing and CMC at Mast Therapeutics, Inc., a biopharmaceutical company, where he led all CMC activities for multiple Phase 2 and Phase 3 clinical programs. From 2012 to 2013, Dr. Arthur was Senior Director of Manufacturing at Auspex Pharmaceuticals, Inc., a biopharmaceutical company. Prior to his role at Auspex, Dr. Arthur held several positions of increasing responsibility at various biopharmaceutical companies, including Cadence Pharmaceuticals, Inc., Kanisa Pharmaceuticals, Inc., Salmedix, Inc., Prometheus Laboratories Inc., Maxim Pharmaceuticals, Inc. and Ionis Pharmaceuticals, Inc. Dr. Arthur received a B.S. in Biochemistry from Western Washington University, a Ph.D. in organic chemistry from the University of South Carolina, Columbia and conducted his postdoctoral research at Michigan State University.

Sean T. Ristine joined us as Senior Director of Human Resources in 2014 and was promoted to Vice President of Human Resources in 2015. Mr. Ristine has more than 20 years of experience in human resources and business leadership. From 2009 to 2014, Mr. Ristine held key Human Resources positions at Cadence Pharmaceuticals, Inc., most recently as Senior Director of Human Resources and was instrumental in that function as Cadence grew to a commercial-stage company with more than 200 employees located throughout the U.S. From 2004 to 2009, Mr. Ristine held Human Resources management roles of increasing responsibility at Kyocera Wireless Corp., including Director of Human Resources and Facilities. Prior to this, from 1995 to 2004, Mr. Ristine held positions at Kyocera America, Inc. including Manager of Human Resources. Mr. Ristine received a B.S. degree in Business and Organization Behavior from Brigham Young University and an M.B.A degree with an emphasis in Human Resources Management from San Diego State University.

There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

Our Board met six times during the year ended December 31, 2017. Each member of the Board attended 75% or more of the aggregate number of Board and Board committee meetings held during the period for which he was a director during 2017 and served on such committees. We have a policy of encouraging all directors to attend the Annual Meeting; four of the six incumbent directors attended the 2017 annual meeting of stockholders in person.

Board Independence

On an annual basis, the Board reviews the independence of all directors in light of each director’s (or any family member’s, if applicable) affiliations with the Company and members of management, as well as significant holdings of the Company’s securities. The Board uses the definition of independence from The Nasdaq Stock Market (“Nasdaq”) listing standards to assess independence of our directors. The Nasdaq rules have objective tests and a subjective test for determining who is an “independent director.” Under the objective tests, a director cannot be considered independent if:

•	The director is, or at any time during the past three years was, an employee of the Company;

•

The director, or a family member of the director, accepted any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for Board or Board committee service);

•	A family member of the director is, or at any time during the past three years was, an executive officer of the Company;

•

The director, or a family member of the director, is a partner in, a controlling stockholder of or an executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceeded 5% of the recipient’s consolidated gross revenue for that year, or $200,000, whichever was greater (subject to certain exclusions);

•

The director, or a family member of the director, is employed as an executive officer of an entity for which at any time during the past three years, any of the executive officers of the Company served on the compensation committee of such other entity; or

•

The director, or a family member of the director, is a current partner of the Company’s outside auditor, or at any time during the past three years was a partner or employee of the Company’s outside auditor, and who worked on the company’s audit.

The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances. Our Board has determined that Messrs. Tang, Johnson, Poyhonen and Waage are “independent directors” as defined by Nasdaq rules. Dr. Quart and Mr. Rosen are not deemed to be independent under Nasdaq rules by virtue of their current employment with the Company.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by Nasdaq and the SEC, as no member of the Audit Committee accepts directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation, or otherwise has an affiliate relationship with the Company. Similarly, the members of the Compensation Committee each qualify as independent under Nasdaq standards. Under these standards, the Board considered that none of the members of the Compensation Committee accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation, and that none have any affiliate relationships with the Company or other relationships that would impair the director’s judgment as a member of the Compensation Committee.

Board Committees

Audit Committee. The Audit Committee is composed of three directors: Messrs. Johnson, Poyhonen and Waage. The Audit Committee is responsible for appointing, overseeing and replacing, if necessary, our independent registered public accounting firm and for evaluating its work. The Audit Committee also assists the Board in overseeing the integrity of our financial statements and accounting and financial reporting processes, compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of the Company’s independent registered public accounting firm and internal audit function. During 2017, the Audit Committee received written disclosures from and communicated with the independent registered public accounting firm; met with management and the independent registered public accounting firm to discuss our financial statements; met with the independent registered public accounting firm to discuss matters that may affect our financial statements; approved related-party transactions, if any; provided oversight of risk management; and approved professional services provided to us by the independent public accountants. The Audit Committee, together with the Board, was also responsible for reviewing our plans for providing appropriate financial resources to sustain our operations, including review of our strategic corporate plan and annual operating budget. The Board has determined that, during 2017, all members of the Audit Committee satisfied applicable independence standards promulgated by Nasdaq and the SEC, and the Board has determined that Mr. Johnson qualifies as the “audit committee financial expert” (as the SEC has defined such term in Item 407 of Regulation S-K). We have adopted an Audit Committee charter, which is available at www.herontx.com. The Audit Committee met four times during the year ended December 31, 2017.

Compensation Committee. The Compensation Committee is composed of three directors: Messrs. Poyhonen, Johnson and Tang. The Compensation Committee is responsible for overseeing the Company’s compensation philosophy generally and advising the Board regarding the compensation of the Board, the Chief Executive Officer, and the other executive officers of the Company. The Compensation Committee seeks to align our compensation practices with sound fiscal policy and enable the Company to attract and motivate qualified and highly skilled personnel, and is responsible for overseeing the Company’s management resources, succession planning, and management development activities. In 2017, the Compensation Committee administered our benefit and equity incentive plans, and made recommendations to the Board regarding the review and administration of all compensation arrangements for executive officers (including the Chief Executive Officer and also the President) and the review and establishment of general policies relating to the compensation and benefits of our officers and employees for the year ended December 31, 2017. The Compensation Committee also reviewed and approved corporate goals for our executive officers and evaluated their performance in light of these goals, and reviewed and made recommendations to the Board regarding the compensation paid to the non-employee directors. Subject to applicable laws, the Compensation Committee may form and delegate authority to subcommittees, each consisting of one or more of its members, with such powers as the Compensation Committee confers. The Board has determined that, during 2017, all members of the Compensation Committee satisfied applicable Nasdaq independence standards. We have adopted a Compensation Committee charter, which is available at www.herontx.com. The Compensation Committee met three times during the year ended December 31, 2017.

Governance Committee. The Nominating and Corporate Governance Committee (“Governance Committee”), is composed of three directors: Messrs. Tang, Johnson and Waage. Mr. Waage was appointed to the Governance Committee in April 2017. The Governance Committee is responsible for setting a process for identifying and evaluating nominees and recommending a slate of director nominees to be proposed by the Board to the stockholders (or any director nominees to be elected by the Board to fill interim vacancies), consistent with the criteria approved by the Board. The Governance Committee also is responsible for establishing and maintaining a policy under which the Company’s stockholders may recommend a candidate to the Governance Committee for consideration for nomination as a director. Procedures for the consideration of director nominees recommended by stockholders are set forth below. In addition, the Governance Committee is responsible for recommending directors for membership on Board committees. The Governance Committee also is responsible for reviewing and recommending updates to our Code of Ethics as well as any written corporate governance guidelines. The Board has determined that, during 2017, all members of the Governance Committee satisfied applicable Nasdaq independence standards. We have adopted a Governance Committee charter, which is available at www.herontx.com. The Governance Committee met one time during the year ended December 31, 2017.

Finance Committee. In September 2016, in connection with the realignment of our goals and objectives, the Board accepted the resignation of Brian G. Drazba, our former Vice President, Finance and Chief Financial Officer. Mr. Drazba’s resignation became effective on March 31, 2017. In connection with Mr. Drazba’s resignation, the Board established a temporary finance committee that was responsible for overseeing and monitoring the Company’s finance team until our new Chief Financial Officer was appointed in April 2017 (“Finance Committee”). Mr. Johnson was the sole member of the Finance Committee. The Finance Committee was discontinued in May 2017.

Compensation Committee Interlocks and Insider Participation

In July 2017, Mr. Rosen joined the Board of Directors of Odonate Therapeutics, Inc. where Mr. Tang serves as Chairman and Chief Executive Officer. During the year ended December 31, 2017, none of our executive officers, other than Mr. Rosen, served as a member of the Compensation Committee (or Board of Directors) of another entity where such entity’s executive officers served on our Board.

Board Leadership Structure

The role of our Chairman of the Board is separate from the Chief Executive Officer. The Board has determined that its structure is appropriate at this time given the Company’s specific characteristics and circumstances, including the Board’s commitment to independent Board and Committee leadership, and to fulfill the Board’s duties effectively and efficiently so that our business receives the undivided attention of the Chief Executive Officer.

Director Nomination

Criteria for Board Membership

The Governance Committee is responsible for assessing the appropriate balance of experience, skills and characteristics required of our directors. Nominees for director are selected based on their experience, knowledge, integrity, understanding of our business environment, specific skills they may possess that are helpful to the Company and the willingness to devote adequate time to Board duties. The Governance Committee uses the same selection criteria regardless of whether the candidate has been recommended by a stockholder or identified by the Board. In selecting candidates to recommend to the Board for appointment or re-election to the Board, the Governance Committee considers the appropriate balance of experience, skills and characteristics required of our Board, as well as potential independence under the rules of Nasdaq, and with the objective that at least one director qualifies as “financial expert” under the rules of the SEC. When evaluating a candidate for our Board, the Governance Committee does not assign specific weight to any of these factors, nor does the Governance Committee believe that all of the criteria necessarily apply to every candidate. At minimum, a director’s qualifications, in light of the above-mentioned criteria, are considered each time the director is nominated or re-nominated for Board membership.

While we do not have a formal written policy regarding diversity in identifying director candidates, the Governance Committee will consider diversity in its search for the best candidates to serve on our Board. The Governance Committee looks to incorporate diversity into the Board through a number of factors including demographics, skills, experiences, specific operational experience and viewpoints, all with a view to identify candidates that can assist the Board with its decision making. The Governance Committee believes that our current Board reflects a diverse mix of directors on a number of these factors. The Governance Committee evaluates the diversity of the Board as part of the annual nomination process.

Stockholder Recommendations

It is the Governance Committee’s policy, as described below, to consider written recommendations from stockholders for nominees for director. The Governance Committee considers persons recommended by our stockholders in the same manner as a nominee recommended by our Board members, management or a third-party executive search firm. Any such recommendations should be submitted to the Governance Committee, c/o the Secretary, and should include the following information: (i) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director, if elected); (ii) the names and addresses of the stockholders making the nomination and the number of shares of our common stock which are owned beneficially and of record by such stockholders; and (iii) appropriate biographical information and a statement as to the qualification of the nominee. Stockholders seeking to recommend a prospective nominee should follow the instructions under the heading “Communications with Directors” below. The Board did not receive any stockholder recommendations during the year ended December 31, 2017.

Process for Identifying and Evaluating Nominees

The Board believes we are well served by our current directors who provide the Board with experience, skills and characteristics that the Board has determined meet its requirements with respect to experience, knowledge, integrity, understanding of our business environment, specific skills that are helpful to the Company and the willingness to devote adequate time to Board duties. The Board, following the recommendation of our Governance Committee, determined that the six incumbent director nominees are best-suited to continue to serve our needs, given our Company’s current anticipated activities.

Oversight of Risk Management

Our Board is responsible for oversight of our risk management policies and procedures. We are exposed to a number of risks, including financial risks, strategic, operational and commercial risks and risks relating to regulatory and legal compliance. The Board will regularly discuss with management our major risk exposures and the steps management has taken to monitor and control such exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are undertaken, and highlighting any new risks that may have arisen since they last met.

The Board manages exposure risks within various areas including: (i) risks relating to our employment policies, executive compensation plans and arrangements; (ii) financial risks and taking appropriate actions to help ensure quality financial reporting and appropriately conservative investment practices; (iii) risks associated with the independence of the Board and potential conflicts of interest; and (iv) commercial risks. The Audit Committee reviews policies with respect to risk assessment and risk management and reviews with the Company’s general counsel, who would also consult with outside counsel as appropriate, any legal matter that could have a significant impact on the Company’s financial statements. The Audit Committee also reviews policies with respect to financial risk and makes recommendations to the Board. The Board’s administration of its risk oversight function has not affected the Board’s leadership structure, which separates the roles of our Chairman of the Board and our Chief Executive Officer.

COMMUNICATIONS WITH DIRECTORS

Stockholders and other interested parties who wish to communicate with any director or committee of our Board may do so using the procedures detailed in the Corporate Governance section of the Investor Resources page on our website at www.herontx.com.

CODE OF ETHICS

We have adopted a Code of Ethics that applies to our Principal Executive Officer, Principal Financial and Accounting Officer and to all of our other officers, directors and employees. The Code of Ethics is available in the Corporate Governance section of the Investor Resources page on our website at www.herontx.com. We intend to disclose future waivers or material amendments to certain provisions of our Code of Ethics on the above-referenced website within four business days following the date of such waiver or amendment. To the extent permissible under Nasdaq rules, if we make any amendments to the Code of Ethics or grant any waiver, including implicit waiver, from a provision of the Code of Ethics to a director or executive officer we intend to disclose the nature of such amendment or waiver in the manner set forth in the Code of Ethics on our website.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL HOLDERS

The following table sets forth information regarding beneficial ownership of our common stock by: (i) each person known to us to own more than 5% of the outstanding shares of our common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all current directors and executive officers, as a group. The number of shares reported in the table below is as of April 23, 2018, except as otherwise noted below, and is based on filings with the SEC or other information of which we are aware. The information in this table is based solely on statements in filings with the SEC or other reliable information included in the Company’s records. Unless otherwise indicated, the address of each of the named individuals is c/o Heron Therapeutics, Inc., 4242 Campus Point Court, Suite 200, San Diego, CA 92121. The percentage of ownership is based on 71,951,009 shares of common stock issued and outstanding as of April 23, 2018. Beneficial ownership of shares is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the shares. Shares of common stock subject to outstanding options and warrants and shares of common stock underlying convertible notes that are exercisable or convertible, as the case may be, within 60 days of April 23, 2018 are deemed outstanding for computing the percentage of ownership of the person holding such options, warrants or convertible notes, but are not deemed outstanding for computing the percentage of any other person. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown.

Name		Number of Shares(1)	Percent of Class(1)
Greater than 5% Holders(2)
FMR LLC(3)		9,627,309	13.38%
245 Summer Street Boston, MA 02210

Tang Capital Partners, LP(4)		8,525,215	11.85%
4747 Executive Drive, Suite 510 San Diego, California 92121

Franklin Resources, Inc.(5)		8,195,703	11.39%
One Franklin Parkway San Mateo, CA 94403

Janus Henderson Group PLC(6)		7,061,862	9.81%
201 Bishopgate London, X0 EC2M 3AE

Baker Bros. Advisors LP(7)		4,901,064	6.64%
860 Washington Street, 3rd Floor New York, NY 10014
Current Directors and Named Executive Officers
Kevin C. Tang(4)	Chairman of the Board	8,792,685	12.20%
Robert H. Rosen(8)	President and Director	1,510,299	2.06%
Barry D. Quart, Pharm.D.(9)	Chief Executive Officer and Director	1,358,276	1.85%

Name		Number of Shares(1)	Percent of Class(1)
Craig A. Johnson(10)	Director	152,840	*
John W. Poyhonen (11)	Director	110,250	*
Christian Waage(12)	Director	39,125	*
Kimberly J. Manhard(13)	Executive Vice President, Drug Development	211,000	*
Robert E. Hoffman(14)	Chief Financial Officer and Senior Vice President, Finance	42,827	*
Current Executive Officers and Directors as a group (8 persons)(15)		12,217,302	16.20%

*	Less than 1%.
(1)

Derivative securities may have limits on the ability of these holders to exercise or convert these securities into our common stock if, after such exercise or conversion, the holder would beneficially own more than a stated percentage of our outstanding common stock (e.g., 9.99%). Where these limits are applicable as of April 23, 2018 and cannot be modified for a period of 60 days or longer, the shares underlying these securities that are not currently issuable to the holder have been excluded from the beneficial ownership calculations.

(2)	As applicable, the number of shares of common stock listed as owned by a beneficial holder relies on public filings by such beneficial holder and the number of shares reported as beneficially owned.
(3)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2018 by FMR LLC and Abigail P. Johnson reporting beneficial ownership of 9,627,309 shares as of December 31, 2017. The Schedule 13G/A reports that FMR LLC and Abigail P. Johnson both have sole voting power over 467,284 shares and sole dispositive power with respect to these 9,627,309 shares. The Schedule 13G/A reports that neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC.

(4)

Based on information set forth in a Schedule 13D/A filed with the SEC on January 24, 2017 by Tang Capital Partners, LP, Tang Capital Management, LLC (together, “Tang Capital”) and Kevin C. Tang reporting beneficial ownership of 8,332,907 shares for Tang Capital and beneficial ownership of 8,762,818 shares for Kevin C. Tang. The Schedule 13D/A reports that Mr. Tang has sole voting and dispositive power with respect to 429,911 shares, and Mr. Tang and Tang Capital have shared voting and dispositive power with respect to 8,332,907 shares, which includes 937,500 shares held by Tang (APPA) Holdings, LLC. In the case of Mr. Tang, the total shares reported on this table include 134,000 shares underlying stock options exercisable within 60 days of April 23, 2018. In addition, based on information set forth in a Form 4 filed with the SEC on April 2, 2018, Tang Capital purchased an additional 192,308 shares of common stock, which are included in the table above. Beneficial ownership for Tang Capital excludes approximately 6,579,000 shares that are potentially issuable on conversion of the principal amount of the Company’s Senior Secured Convertible Notes due 2021, including interest paid in kind as of April 1, 2018 (the “Notes”). The Notes have a limit on the ability of the holder to convert, to the extent that the holder would beneficially own greater than 9.99% of the Company’s common stock following such conversion, provided that the holder has the ability to increase or decrease this limitation on exercise or conversion by providing the Company with 61 days of prior written notice.

(5)

Based on information set forth in a Schedule 13G/A filed with the SEC on January 10, 2018 by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisers, Inc. and its affiliates (Franklin Advisers, Inc. and Fiduciary Trust Company International) reporting beneficial ownership of 8,195,703 shares as of December 31, 2017. The Schedule 13G/A reports that Franklin Advisers, Inc. has sole voting and dispositive power with respect to 8,168,476 shares, that Fiduciary Trust Company International has sole voting and dispositive power with respect to 24,830 shares and that Franklin Templeton Investments (Asia) Ltd. has sole voting and dispositive power with respect to 2,397 shares.

(6)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 12, 2018 by Janus Henderson Group PLC reporting beneficial ownership of 7,061,862 shares as of December 31, 2017. The Schedule 13G/A indicates that Janus Henderson Group PLC has shared voting and dispositive power with respect to these 4,575,274 shares. Janus Henderson Group PLC owns Janis Capital Management LLC which as a result of its role as investment adviser or sub-adviser, Janus Capital Management LLC may be deemed to be the beneficial owner of 7,061,862 shares.

(7)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2018 by Baker Bros. Advisors LP, Baker Bros. Advisors (GP) LLC, Felix J. Baker, and Julian C. Baker, (each, a “Baker Advisor”), reporting beneficial ownership of 4,852,807 shares as of December 31, 2017. Shares deemed beneficially owned by the Baker Advisors are held of record by 667, L.P., Baker Bros. Life Sciences, L.P. and 14159, L.P. (collectively, “Baker Bros”). The Schedule 13G/A reports that each Baker Advisor has sole voting and dispositive power with respect to these 4,852,807 shares, which includes 195,574 shares of common stock that may be acquired upon the exercise of warrants and 1,596,592 shares issuable upon the conversion of Notes held by the holder. Since December 31, 2017, the beneficial owner received $19,159.09 and $19,446.48 principal amount of senior secured convertible notes on January 1, 2018 and April 1, 2018, respectively, as interest in kind on the existing notes held by the beneficial owner. The conversion of this additional principal is included in the table above.

(8)	Consists of 2,640 shares of common stock and 1,507,659 shares underlying stock options exercisable within 60 days of April 23, 2018.
(9)	Consists of 67,993 shares of common stock and 1,290,283 shares underlying stock options exercisable within 60 days of April 23, 2018.
(10)	Consists of 840 shares of common stock and 152,000 shares underlying stock options exercisable within 60 days of April 23, 2018.
(11)	Consists of 10,000 shares of common stock and 100,250 shares underlying stock options exercisable within 60 days of April 23, 2018.
(12)	Consists of 39,125 shares underlying stock options exercisable within 60 days of April 23, 2018.
(13)	Consists of 211,000 shares underlying stock options exercisable within 60 days of April 23, 2018.
(14)	Consists of 536 shares of common stock and 42,291 shares underlying stock options exercisable within 60 days of April 23, 2018.
(15)	Consists of 8,740,694 shares of common stock and 3,476,608 shares underlying stock options exercisable within 60 days of April 23, 2018.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions Policies

Pursuant to our Code of Ethics, our executive officers, directors and employees must disclose transactions involving actual or apparent conflicts of interest, such as related person transactions, to the Chairman of the Board. Additionally, the Audit Committee is responsible for review and approval of all related person transactions in which any officer, director or stockholder has a direct or indirect interest and would be required to be disclosed under Item 404(a) of SEC Regulation S-K, and has written policies and procedures for reviewing, approving or ratifying any transaction required to be reported under Item 404(a) of SEC Regulation S-K. In reviewing related person transactions, the Audit Committee evaluates any transaction in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which the “related person” (as defined in Item 404(a) of SEC Regulation S-K) had, or will have, a direct or indirect material interest. The Audit Committee also will consider whether the proposed terms are at least as favorable to the Company as could be obtained from unaffiliated third parties and will confirm that there is a bona fide business purpose for the transaction. There were no related person transactions since the beginning of the Company’s last completed fiscal year that require disclosure under Item 404 of Regulation S-K.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act and SEC rules, each person who, at any time during 2017, was a director, executive officer or beneficial owner of more than 10% of any class of equity security (“Reporting Person”) is required to file periodic reports of his or her ownership, and changes in that ownership, with the SEC. Beneficial owners of more than 10% of any class of equity security file their own reports with the SEC. Based solely on our review of copies of these reports and representations of such reporting persons, we believe that during the year ended December, 31 2017, all Reporting Persons satisfied such applicable SEC filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following Compensation Discussion and Analysis describes the material elements of compensation earned in 2017 by each of the executive officers identified in the Summary Compensation Table below, who are referred to collectively as our “Named Executive Officers.” Our Named Executive Officers with respect to 2017 were:

•	Barry D. Quart, Pharm.D., Chief Executive Officer;

•	Robert H. Rosen, President;

•	Kimberly J. Manhard, Executive Vice President, Drug Development;

•	Robert E. Hoffman, Chief Financial Officer and Senior Vice President, Finance; and

•	Brian G. Drazba, former Vice President, Finance and Chief Financial Officer.

These persons constitute our principal executive officer, principal financial officer, our only two other executive officers and a former principal financial officer serving during 2017. Mr. Drazba departed from the Company in March 2017, and Mr. Hoffman’s employment with the Company commenced in April 2017. The 2017 compensation discussion provided below includes payments that were made in 2018 when such payments related to performance in 2017.

Compensation Philosophy and Objectives

Our goal is to provide a competitive total compensation package with significant emphasis on pay for performance. Accordingly, we favor equity (which, to date, consists only of stock options) and variable awards over guaranteed cash compensation in order to drive accomplishments that enhance stockholder value and align the interests of our executives and our stockholders. This means that our executives will not realize the total potential value of their compensation package unless performance goals, the significant majority of which are directly tied to our corporate performance, are achieved. The Compensation Committee believes that our executive compensation program is appropriately designed and reasonable in light of the executive compensation programs of our peer-group companies. The Compensation Committee also believes that our executive compensation program is responsible in that it is designed to incentivize our management team to achieve our short-term and long-term corporate objectives while effectively managing business risks and challenges.

In implementing the foregoing objectives, executive compensation is based on three primary components—base salary, annual incentive bonuses and equity awards. The Compensation Committee believes that cash compensation in the form of base salary and an annual incentive bonus provides our executives with short-term rewards for success in operational performance and meeting established goals and business responsibilities, while compensation through equity awards aligns the objectives of our management team with those of our stockholders with respect to long-term performance and success. In addition, our executives receive benefits that are generally available to all of our employees. Our process to set compensation includes reviewing the targeted overall compensation for each executive and then allocating that compensation between base salary and incentive compensation (annual performance-based cash bonuses and equity incentive awards), based appropriately on peer-company data as well as market survey data for public companies of a similar size and market capitalization and at a similar stage of product development and business activity.

Risk Management and Mitigation

In reviewing the compensation structure in 2017, the Compensation Committee also considered whether the Company’s compensation policies could affect the Company’s risk profile and whether compensation policies and practices could potentially encourage excessive risk taking by employees. More specifically, thought was given to the general design philosophy of the Company’s policies for employees whose conduct would be most affected by incentives established by compensation policies. In considering these issues, the Compensation Committee did not find that compensation policies and other policies generally raised undue risks for the Company or potentially could encourage excessive risk-taking behavior on the part of the Company’s employees.

With respect to bonus awards for our executive officers, the amount of an individual’s award depends principally on overall Company performance, which reduces the incentive for an individual to take undue individual risks in an effort to increase the amount of his or her bonus award for a particular year. The Company’s performance goals are reviewed annually by the Compensation Committee at the beginning of each year to ensure that they are appropriate and would not encourage or reward excessive risk taking. Additionally, the Compensation Committee monitors Company performance periodically throughout the year and has the opportunity to intercede in the event actions by the Company vis-à-vis Company performance goal attainment would potentially incur undue risk.

With respect to new hire equity awards, these awards typically vest and become exercisable over a period of four years, consisting of an initial one-year cliff vest, followed by monthly vesting. With respect to annual equity awards, these awards typically vest and become exercisable ratably each month over a four-year period. We believe that long-term value creation, contrasted with short-term gain, presents the best opportunity for employees to profit from these awards. In circumstances where performance-based equity awards have been granted, the events that trigger vesting are generally estimated to be achieved at least one year from the grant date, although shorter performance goals have been used in some cases.

Consideration of Most Recent Shareholder Advisory Vote to Approve Executive Compensation

In 2017, the percentage of votes cast “For” our advisory say-on-pay vote to approve the Company’s executive compensation was 81.4%. The Board and Compensation Committee believe that our 2017 say-on-pay results are an affirmation of the soundness of the Company’s executive compensation program, and, therefore, no changes were made to the structure and elements of the executive compensation program based on the 2017 say-on-pay vote results.

Roles in Determining Compensation

Compensation Committee

For 2017, the Compensation Committee had the responsibility of reviewing the appropriateness of the total compensation paid to our executive officers, including the Named Executive Officers. The Compensation Committee engaged in this evaluation while also considering whether the compensation program was achieving its objectives consistent with our compensation philosophy. The Compensation Committee oversaw and approved all compensation arrangements and actions for our executive officers and other key employees in 2017, including the Named Executive Officers. While the Compensation Committee drew on a number of resources, including input from the Chief Executive Officer, to make decisions regarding the Company’s executive compensation program, ultimate decision-making authority rested with the Compensation Committee. The members of the Compensation Committee relied on their judgment in making compensation decisions, after reviewing the performance of the Company and evaluating an executive’s performance and overall contributions during the year against established goals, operational performance and business responsibilities.

Compensation Consultant

In 2017, the Compensation Committee engaged the services of Compensia, Inc. (“Compensia”), an independent compensation advisory firm that has extensive experience with biotechnology companies and specializes in executive compensation. The directive for Compensia was to assist the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design and review and analysis of competitive data with respect to the Company’s peers in the industry. The Compensation Committee has the final authority to engage and terminate services for consultants it may engage. The decision to engage Compensia was not made, or recommended, by the Company’s management, and Compensia did not provide any services to the Company outside of its services to the Compensation Committee. The Compensation Committee, after a review of the factors set forth in Section 10C(b)(2) of the Exchange Act and Rule 10C-1(b)(4) under the Exchange Act, has determined that the work performed by Compensia did not present any conflicts of interest.

Chief Executive Officer

In 2017, the Chief Executive Officer attended Compensation Committee meetings at which executive compensation (other than the Chief Executive Officer’s compensation) was discussed, and he worked with the Compensation Committee to develop compensation recommendations for the executive officers (apart from the Company’s Chief Executive Officer and the Company’s President), based on individual experience and breadth of knowledge, internal considerations, individual performance during the relevant year and other factors deemed relevant by the Compensation Committee. The Chief Executive Officer’s input was one of the factors considered by the Compensation Committee in determining overall compensation for the other Named Executive Officers (apart from our President) and other key employees. The Compensation Committee used Compensia’s analysis to determine compensation recommendations for the Chief Executive Officer and also for our President. Discussions regarding compensation for our Chief Executive Officer and our President are held by the Compensation Committee in an executive session.

Base Salary

Executive base salaries are based on job responsibilities, accountability and the experience of the individual. For 2017, the Compensation Committee sought to implement a policy of targeting base salaries for executives, including the Chief Executive Officer and the President, at or near the 50th percentile of salaries of executives with similar roles at similar organizations, based on broad comparative data. In its assessment of executive compensation levels, Compensia provided information that indicated, using the Company’s identified peer group and broader industry and market survey data for life sciences companies, the Company’s executive base salaries and target total cash compensation approximated the 50th percentile. Through review of the data provided, the Compensation Committee determined that overall cash compensation for the Named Executive Officers appeared to be generally aligned with the Company’s philosophical goals outlined above.

More specifically, during its review of base salaries for executives, the Compensation Committee primarily considered:

•	market data provided by publicly available industry surveys to ensure competitive compensation;

•

compensation data for companies in our peer group discussed below, which are of a similar size and range of market capitalization and at a similar stage of product development or business activity (i.e., commercial-stage and product development companies);

•	its subjective determination of individual performance of the executive during the year, including achievements and overall contribution to the Company’s growth and business success; and

•	internal review of the executive’s overall compensation relative to other executives at a similar level.

The Compensation Committee considers these factors in the aggregate, without assigning weight to any specific factor.

Salary levels are typically considered annually as part of our performance review process, as well as on promotion or other change in job responsibilities. Merit increases are awarded based on the Compensation Committee’s overall review of an executive’s performance of his or her job responsibilities. In addition, base salaries are reviewed annually to assure comparability with market practices. Market adjustments generally are reserved for those whose base salaries are substantially below market. In December 2017, the Board approved the following base salary increases based on performance during 2017:

Executive	Principal Position	2017 Base Salary	Base Salary Increase %	Adjusted Salary
Barry D. Quart, Pharm.D.	Chief Executive Officer	$596,518	3.0%	$614,414
Robert H. Rosen	President	$596,518	3.0%	$614,414
Kimberly J. Manhard	Executive Vice President, Drug Development	$453,200	3.0%	$466,796
Robert E. Hoffman	Chief Financial Officer and Senior Vice President, Finance	$350,000	2.1%	$357,438
Brian G. Drazba	Former Vice President, Finance and Chief Financial Officer	$339,230	—%	$339,230

These salary adjustments were effective commencing with the first pay period in 2018 and were generally in line with merit increases across the Company. Mr. Hoffman’s salary adjustment was prorated due to his mid-2017 hire date. Mr. Drazba did not receive a base salary adjustment as his employment with the Company terminated in March 2017.

Annual Incentive Bonus

The Compensation Committee, consistent with the overall corporate philosophy of keeping target cash compensation for executives at or near the 50th percentile when compared to executives with similar roles at similar organizations, reviewed the target bonus potential payouts for the Named Executive Officers together with other generally available market comparative data. The target bonus is set at an incentive level based on the executive’s accountability and potential impact on the Company’s performance. Accordingly, the more control and accountability that an executive has over the Company’s performance, the greater the percentage of that executive’s total target cash compensation is dependent on annual performance-based cash bonus awards.

For Dr. Quart, Mr. Rosen, Ms. Manhard and Mr. Hoffman, the annual incentive bonus amount is based solely on the corporate achievement of performance goals. Prior to his departure, 50% of Mr. Drazba’s annual incentive bonus amount was based on corporate achievement of performance goals and the other 50% was based on individual performance.

The targeted bonus payouts for 2017 set at the beginning of the year were as follows: 60% of base salary for Dr. Quart and Mr. Rosen; 50% of base salary for Ms. Manhard; and 40% of base salary for Messrs. Hoffman and Drazba.

In determining the annual performance-based cash bonus opportunity for executives, the executive’s annual base salary is multiplied by his or her target bonus percentage. For Dr. Quart, Mr. Rosen, Ms. Manhard and Mr. Hoffman, the resulting amount is then multiplied by the corporate performance percentage approved by the Compensation Committee or Board, which is dependent on the achievement of corporate performance goals.

For annual performance-based cash bonuses for our executive officers, a minimum overall goal achievement of greater than or equal to 50% is required for an executive officer to earn any performance-based cash bonus. The target bonus can be earned if a goal achievement of 100% is obtained; for extraordinary performance in corporate goal achievement, up to 150% of the target bonus for that goal could be awarded. Accordingly, for each executive in 2017, there was the potential to receive up to 150% of his or her overall bonus target. The Compensation Committee retains broad discretion to modify our target goals at any time, including the methodology for calculating the specific bonus amounts. The Compensation Committee may also, in its sole discretion, determine to either increase annual incentive bonus payouts for extraordinary achievement or to reduce payout if economic and business conditions warrant.

Our corporate goals are collectively designed to emphasize success with respect to our diverse business efforts and encourage our executives to support each goal as a multi-disciplinary function. For 2017, our corporate goals were a combination of the following: (1) obtaining approval for CINVANTI® (aprepitant) injectable emulsion (“CINVANTI”); (2) initiation of Phase 3 clinical studies for our post-operative pain management program; (3) completion of certain pre-commercialization and launch efforts with respect to CINVANTI; (4) achieving certain sales results for SUSTOL; and (5) financing goals, including adhering to an on-target budget. Although these goals were assigned weights, the Compensation Committee’s analysis was subjective and the goals were considered in the aggregate, without a formulaic evaluation. In the aggregate, the Compensation Committee determined that overall, the corporate bonus goals had been achieved at a level of 75%.

Cash bonus incentives for the Named Executive Officers for 2017 who were employed by the Company at yearend were subsequently voluntarily reduced below the approved corporate achievement level by the Compensation Committee, at the suggestion of the Named Executive Officers, to 69% of target, in order to increase the available bonus pool for the Company’s non-executive employees. Cash bonuses for Dr. Quart, Mr. Rosen, Ms. Manhard and Mr. Hoffman were approved based on this adjusted achievement of corporate bonus goals and, therefore, paid at 69% of their target bonus amount, corresponding to payouts of $246,958, $246,958, $156,354 and $68,425, respectively, with Mr. Hoffman’s bonus representing a pro-rated amount based on his service with the Company during 2017.

Equity Compensation

The executive equity incentive compensation program is designed to promote high performance and achievement of corporate goals by employees on a long-term basis, encourage the growth of stockholder value and allow employees to participate in the long-term success of the Company. As of April 3, 2018, the Company had approximately 150 employees (including the Named Executive Officers) and four non-employee directors who are eligible to receive equity awards. Under the 2007 Equity Incentive Plan, the Board (or a committee thereof, including the Compensation Committee) may grant stock options, shares of stock, restricted stock units, stock appreciation rights and performance awards. In granting these awards, the Board (or a committee thereof, including the Compensation Committee) may establish any conditions or restrictions it deems appropriate.

To date our Company has granted equity to our executive officers and other employees in the form of stock options. By using stock options, these awards will provide compensation only to the extent that the Company’s stock price appreciates over time. By using stock options, the Compensation Committee has provided the management team with a significant equity stake in the business, which we believe aligns the long-term interests of the management team with our stockholders. Because a financial gain from stock options is only possible if the price of the Company’s common stock has increased, the Company believes that option grants motivate our executives and other employees to deliver superior performance and focus on behaviors and initiatives that lead to long-term value creation, which benefits all of the Company’s stockholders. The Company typically grants time-based vesting options, but has also granted performance-based options to each of our Chief Executive Officer and our President and also certain other executives on occasion.

Stock option award levels are based on option grant guidelines approved by the Board or the Compensation Committee and vary among employees based on their level within the Company and their individual performance. Annual awards of stock options to executives are made as part of the annual review of executive performance, which typically occurs around yearend. Newly hired or promoted executives receive their award of stock options on their date of hire/promotion. For 2017, the Compensation Committee targeted stock option award levels for executives, including the Chief Executive Officer and the President, at or near the 75th percentile of long-term incentive awards of executives with similar roles at similar organizations, based on broad comparative data. The Compensation Committee, in line with the Company’s philosophy to encourage long-term value creation, elected to emphasize the equity portion of each executive’s overall total compensation. The grant of options by the Company is unrelated to any anticipated major announcements made by the Company and is not influenced by any material, non-public information that may exist at the time of grant.

In December 2017, annual equity awards were granted to each of our Named Executive Officers who were then employed by the Company after consideration of the performance and achievements by each executive during 2017 and the future anticipated impact on the success of the organization. Annual equity awards vest ratably each month over a four-year period. In determining the appropriate value of each of these awards, the Compensation Committee utilized the market analysis and comparative data for the peer group identified by Compensia, as further discussed below. With respect to each individual, the peer-group data was used to help set the appropriate value of the grant utilizing the Black-Scholes option pricing model, and for some positions, broader survey data for our industry was used to supplement the peer data.

Executive	Principal Position	Stock Option Award	Grant Date Fair Value
Barry D. Quart, Pharm.D.	Chief Executive Officer	310,000	$3,391,524
Robert H. Rosen	President	310,000	$3,391,524
Kimberly J. Manhard	Executive Vice President, Drug Development	120,000	$1,312,848
Robert E. Hoffman	Chief Financial Officer and Senior Vice President, Finance	186,667	$1,972,207
Brian G. Drazba	Former Vice President, Finance and Chief Financial Officer	—	$—

Mr. Hoffman’s stock option award was pro-rated for his partial year of service in 2017 and also included a new hire grant of 130,000 shares that was made as an inducement to cause Mr. Hoffman to join the Company as an employee. Mr. Drazba did not receive a stock option award due to his departure from the Company in March 2017.

Employee Benefit Programs

The Named Executive Officers are eligible to participate in all of the Company’s health, welfare, paid time-off, retirement savings and employee stock purchase benefit programs on the same terms as are available to other employees. These benefit programs are designed to enable the Company to attract and retain its workforce in a competitive marketplace. Health, welfare and paid time-off benefits ensure that the Company has a productive and focused workforce through reliable and competitive health and other benefits. The retirement savings plan helps employees save and prepare financially for retirement. The Company’s Employee Stock Purchase Plan (“ESPP”) provides employees with an opportunity for increased equity ownership in the Company.

The Company’s retirement savings plan (“401(k) Plan”) is a tax-qualified retirement savings plan, pursuant to which all employees, including the Named Executive Officers, are able to contribute the lesser of 100% of their annual compensation (as defined) or the limit prescribed by the Internal Revenue Service to the 401(k) Plan on a pre-tax basis. The Company matches employee contributions to the 401(k) Plan equal to 50% of each participant’s contribution during the plan year, up to a maximum amount equal to the lesser of: (a) 3% of each participant’s annual compensation; or (b) $8,100, $7,950 and $7,950 in 2017, 2016 and 2015, respectively.

The Company’s ESPP allows employees, including the Named Executive Officers, to voluntarily purchase common stock under the ESPP twice per calendar year (up to 10% of each employee’s base salary, hourly compensation and any cash bonus paid, subject to certain limitations) over the six-month offering period at 85% of the fair market value of the common stock at specified dates.

Employment and Separation Arrangements

We have entered into employment agreements with each Named Executive Officer, the terms of which contain certain termination and change-in-control benefits. Our Board approved the termination and change-in-control benefits in order to maintain market-competitive compensation practices and to mitigate some of the risk that exists for executives working in a biopharmaceutical company at our current stage of development and where the possibility exists that we may be acquired if our business efforts succeed. These arrangements are intended to retain highly skilled executives who have, or who may seek, alternatives that may appear to them to be less risky in terms of the potential loss of their position following a merger or sale, particularly where the services of these executive officers may not be required by the acquirer.

A summary of the terms of each of the arrangements we have with any Named Executive Officer who is currently employed by the Company and the potential value of payments on termination or change in control is provided in this Proxy Statement under the headings “Employment Arrangements” and “Payments on Termination or Change in Control.”

Competitive Market Review

In 2017, the Compensation Committee retained Compensia to assist with identifying a selected peer group of companies within the biotechnology/biopharmaceutical industry and with similar identified characteristics to our Company to be used to assess compensation levels for the top senior management positions and non-employee directors. Compensia was involved with the process of selecting an appropriate peer group for our Company and in collecting and analyzing compensation data of the companies within our peer group. In addition, for some positions, we reviewed other broader market surveys within our industry. While we do not establish compensation levels based solely on comparative data, pay practices at other companies are an important factor that are considered in assessing the reasonableness of compensation and ensuring that our compensation practices are competitive in the marketplace. In compiling the peer group for 2017, the factors that were identified as providing well-defined comparatives to the Company were market capitalization (ranging from $500 million to $2.3 billion) and current stage of product development or business activity (close to potential commercialization or commercialization stage). While the Compensation Committee reviewed compensation data pertaining to these companies, it determined that elements such as the Company’s diversity of clinical development activities and the level of executive experience should be significant factors in assessing compensation levels as well. The 16 companies in the peer group identified by Compensia for 2017 are listed below.

Acorda Therapeutics, Inc.	Keryx Biopharmaceuticals, Inc.
Array BioPharma Inc.	La Jolla Pharmaceutical Company
Corcept Therapeutics Incorporated	Momenta Pharmaceuticals, Inc.
Eagle Pharmaceuticals, Inc.	Pacira Pharmaceuticals, Inc.
Halozyme Therapeutics, Inc.	PTC Therapeutics, Inc.
ImmunoGen, Inc.	Retrophin, Inc.
Innoviva, Inc.	Sucampo Pharmaceuticals, Inc.
Insmed Incorporated	Xencor, Inc.

Tax Considerations

In making compensation decisions affecting our executive officers, the Board has considered our ability to deduct, under applicable federal corporate income tax law, compensation payments made to executives. Specifically, the Board considered the requirements and impact of Section 162(m) of the Internal Revenue Code (the “Code”), which limits the tax deductibility to us of compensation in excess of $1.0 million in any year for certain executive officers.

For 2017 and prior years, Section 162(m) included an exception from the deductibility limitation for qualified “performance-based compensation.” This exception, however, has been repealed for tax years beginning in 2018 under the Tax Cuts and Jobs Act. As such, compensation paid to certain of our executive officers in excess of $1.0 million will not be deductible unless it qualifies for certain transition relief applicable for compensation paid pursuant to a written binding contract that was in effect as of November 2, 2017. In addition, the Tax Cuts and Jobs Act increased the scope of individuals subject to the deduction limitation. Thus, compensation originally intended to satisfy the requirements for exemption from Section 162(m) of the Code may not be fully deductible. Although the Board may consider the Section 162(m) rules as a factor in determining compensation, these considerations will not necessarily limit compensation to amounts deductible under Section 162(m).

Trading Policy

We maintain an Insider Trading and Trading Window Policy that, among other things, prohibits our officers, including our Named Executive Officers, directors and employees from engaging in short sales, hedging of stock ownership positions and transactions involving derivative securities relating to our common stock. The policy does not provide for exceptions from these rules.

Minimum Stock Ownership Requirements

There are no minimum stock ownership guidelines for our executives or employees, although senior members of our management team are encouraged and expected to have a significant direct interest in the value of our common stock through the receipt of equity awards and/or open market purchases, as the case may be. We strive to design our compensation program to stress long-term ownership in Company equity as the means of best aligning the interests of our executives with those of our stockholders.

Compensation Committee Report

The Board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Board recommended that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee

John W. Poyhonen, Chairman

Craig A. Johnson

Kevin C. Tang

Summary Compensation Table

The following tables and descriptive materials set forth information concerning compensation earned for services rendered to us by our Named Executive Officers during the years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation	Total
Current Executive Officers:
Barry D. Quart, Pharm.D.(3)(4)	2017	$596,518	$3,391,524	$246,958	$8,100	$4,243,100
Chief Executive Officer	2016	$579,143	$2,976,744	$208,492	$7,950	$3,772,329
	2015	$551,565	$5,582,675	$333,697	$7,950	$6,475,887

Robert H. Rosen(5)	2017	$596,518	$3,391,524	$246,958	$—	$4,235,000
President	2016	$579,143	$2,976,744	$208,492	$—	$3,764,379
	2015	$551,565	$5,582,675	$333,697	$—	$6,467,937

Kimberly J. Manhard(3)	2017	$453,200	$1,312,848	$156,354	$8,100	$1,930,502
Executive Vice President	2016	$401,077	$5,801,958	$132,000	$7,950	$6,342,985
Drug Development	2015	$—	$—	$—	$—	$—

Robert E. Hoffman(6)	2017	$235,577	$1,972,207	$68,425	$3,635	$2,279,844
Chief Financial Officer and	2016	$—	$—	$—	$—	$—
Senior Vice President, Finance	2015	$—	$—	$—	$—	$—

Former Executive Officers:
Brian G. Drazba(7)	2017	$91,331	$—	$33,923	$441,406	$566,660
Vice President, Finance and	2016	$339,230	$—	$108,554	$7,950	$455,734
Chief Financial Officer	2015	$310,650	$1,116,535	$97,855	$7,950	$1,532,990

(1)

This column represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718 for stock options and awards granted to the Named Executive Officers in 2017, 2016 and 2015. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the fair value of the stock options and awards can be found under Note 8 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017. For additional information on stock options awarded to the Named Executive Officers in 2017 and in prior years, see below under “Outstanding Equity Awards at Fiscal Year-End.” These amounts reflect the grant date fair value for these stock options and awards and do not necessarily correspond to the actual value that will be realized by the Named Executive Officers.

(2)	The amounts listed for the named individuals represent cash awards earned for the year under the Company’s annual incentive bonus program.
(3)

The grant date fair value of the equity awards granted in 2017, as reflected under “Option Awards,” represents an annual grant for 2017 services awarded in December 2017. “All Other Compensation” listed for 2017 represents matching contributions to our 401(k) Plan.

(4)

Dr. Quart assumed the role of principal financial officer and principal accounting officer, effective April 1, 2017, following Mr. Drazba’s departure. He served in this capacity until the date of Mr. Hoffman’s appointment as Chief Financial Officer and Senior Vice President, Finance, effective as of April 24, 2017.

(5)	The grant-date fair value of the equity awards granted in 2017, as reflected under “Option Awards,” represents an annual grant for 2017 services awarded in December 2017.
(6)

Mr. Hoffman was appointed Chief Financial Officer and Senior Vice President, Finance in April 2017. Pursuant to his executive employment agreement, his annual base salary was $350,000. The grant-date fair value of the equity awards granted in 2017, as reflected under “Option Awards,” represents a new-hire grant that was made as an inducement to cause Mr. Hoffman to join the Company as an employee, as well as an annual grant for 2017 services awarded in December 2017. “All Other Compensation” listed for 2017 represents matching contributions to our 401(k) plan.

(7)

Mr. Drazba departed from the Company on March 31, 2017. Mr. Drazba was not awarded an annual grant for 2017. “All Other Compensation” listed for 2017 represents a lump sum severance payment of $434,392 and matching contributions to our 401(k) plan.

Grants of Plan-based Awards Table

The following table sets forth certain information regarding grants of plan-based awards to the Named Executive Officers during the year ended December 31, 2017:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Option Awards: Number of Securities Underlying Options Granted		Exercise Price of Option Awards ($/Share)	Grant-date Fair Value of Stock and Option Awards(2)
		Target	Maximum
Current Executive Officers:
Barry D. Quart, Pharm.D.		$357,911	$536,866
	12/18/2017			310,000	(3)	$17.00	$3,391,524
Robert H. Rosen		$357,911	$536,866
	12/18/2017			310,000	(3)	$17.00	$3,391,524
Kimberly J. Manhard		$226,600	$339,900
	12/18/2017			120,000	(3)	$17.00	$1,312,848
Robert E. Hoffman		$140,000	$210,000
	04/24/2017			130,000	(4)	$15.30	$1,352,247
	12/18/2017			56,667	(3)	$17.00	$619,960
Former Executive Officers:
Brian G. Drazba		$33,923	$—
				—		$—	$—

(1)

This column reflects the target and maximum amounts payable under the annual cash bonus plan. A minimum overall goal achievement of greater than or equal to 50% is required for the Compensation Committee to determine that any amount is payable. The target bonus can be earned if a goal achievement of 100% is obtained; for extraordinary performance in corporate goal achievement, up to 150% of the target bonus for that goal could be awarded. Accordingly, for each executive other than Mr. Drazba, in 2017, there was the potential to receive up to 150% of his or her overall bonus target. The Compensation Committee determined that the corporate goal achievement was 75% for the year ended December 31, 2017 with the NEO payout based on 69% as described above under the heading “Annual Incentive Bonus”. Mr. Drazba’s employment with the Company terminated in March 2017 and thus his bonus amount was based on the terms of his executive employment agreement.

(2)

This column reflects the aggregate grant date fair value of equity awards granted in 2017 and calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the fair value of the stock options and awards can be found under Note 8 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017.

(3)	Options vest monthly over a four-year period.
(4)

Options vest over four years, with 32,500 shares vesting on the first anniversary of Mr. Hoffman’s date of employment, and then with respect to the remaining 97,500 shares on a ratable monthly basis over the next three years.

Outstanding Equity Awards as of December 31, 2017 Table

The following table sets forth information regarding outstanding equity awards held by our Named Executive Officers at December 31, 2017:

	Option Awards
	Number of Securities Underlying Unexercised Options			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Grant Date	Option Expiration Date
Name	Exercisable (#)	Unexercisable (#)
Current Executive Officers:
Barry D. Quart, Pharm.D.	37,091	—				$12.60	6/18/2012	6/18/2022
	742,776	—		187,500	(1)	$ 7.20	5/1/2013	5/1/2023
	133,819	2,847	(2)			$ 9.00	1/3/2014	1/3/2024
	225,000	75,000	(2)			$ 9.05	12/12/2014	12/12/2024
	125,000	125,000	(2)			$29.41	12/22/2015	12/22/2025
	77,500	232,500	(2)			$13.00	12/21/2016	12/21/2026
	—	310,000	(2)			$17.00	12/18/2017	12/18/2027
Robert H. Rosen	31,392	—				$13.20	7/30/2012	7/30/2022
	94,036	—				$12.40	10/15/2012	10/15/2022
	982	—				$15.00	2/8/2013	2/8/2023
	637,500	—		187,500	(1)	$ 7.20	5/1/2013	5/1/2023
	166,458	3,542	(2)			$ 9.00	1/3/2014	1/3/2024
	225,000	75,000	(2)			$ 9.05	12/12/2014	12/12/2024
	125,000	125,000	(2)			$29.41	12/22/2015	12/22/2025
	77,500	232,500	(2)			$13.00	12/21/2016	12/21/2026
	—	310,000	(2)			$17.00	12/18/2017	12/18/2027
Kimberly J. Manhard	1,584	—				$29.41	12/22/2015	12/22/2025
	143,750	156,250	(3)			$20.69	01/28/2016	01/28/2026
	30,000	90,000	(2)			$13.00	12/21/2016	12/21/2026
	—	120,000	(2)			$17.00	12/18/2017	12/18/2027
Robert E. Hoffman	—	130,000	(4)			$15.30	04/24/2017	04/24/2027
	—	56,667	(2)			$17.00	12/18/2017	12/18/2027

(1)	Options vest with respect to the remaining 187,500 shares on achievement of certain performance goals.
(2)	Options vest monthly over a four-year period.

(3)

Options vest over four years, with 75,000 shares vesting on the first anniversary of Ms. Manhard’s date of employment, and then with respect to the remaining 225,000 shares on a ratable monthly basis over the next three years.

(4)

Options vest over four years, with 32,500 shares vesting on the first anniversary of Mr. Hoffman’s date of employment, and then with respect to the remaining 97,500 shares on a ratable monthly basis over the next three years.

Option Exercises Table

The following table provides information regarding the number of shares of common stock acquired and the value realized pursuant to the exercise of stock options during 2017 by each of the Named Executive Officers.

	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Current Executive Officers:
Barry D. Quart, Pharm.D.	—	$ —
Robert H. Rosen	—	—
Kimberly J. Manhard	21,542	136,620
Robert E. Hoffman	—	—
Former Executive Officers:
Brian G. Drazba	128,438	776,078

(1)

Amounts shown do not reflect amounts actually received by the named individuals. The value realized on exercise is equal to the difference between the option exercise price and the closing price of our common stock on the date of exercise, multiplied by the number of shares subject to the option exercise, regardless of whether the individual actually sold any of the shares received on exercise or the amount received in connection with any such sale, and without taking into account any taxes that may be payable in connection with the transaction.

Non-qualified Defined Contribution and Other Non-qualified Deferred Compensation Plans

We do not maintain either a non-qualified defined contribution or non-qualified deferred compensation plan.

Potential Payments on Termination or Change in Control

Employment Arrangements

Below are descriptions of the material terms of the employment arrangements entered into with our Named Executive Officers.

Barry D. Quart, Pharm.D.

In connection with his appointment as Chief Executive Officer, the Company entered into an executive employment agreement with Barry D. Quart, Pharm.D. on May 1, 2013 (“Quart Agreement”). Certain provisions of the Quart Agreement were amended by the Compensation Committee in April 2015. The Quart Agreement initially provided Dr. Quart with a base salary of $525,000 annually, which was raised to $540,750 annually for 2014, to $551,565 annually for 2015, to $579,143 annually for 2016, to $596,518 annually for 2017 and to $614,414 annually for 2018. Dr. Quart was also initially eligible for an annual target bonus in an amount equal to 55% of his base salary, which was increased to 60% of his base salary effective beginning with the 2016 cash incentive bonus.

Additionally, the Quart Agreement, as amended, provides that if Dr. Quart’s employment is terminated by the Company without “Cause,” or by Dr. Quart for “Good Reason” (each as defined in the Quart Agreement), then he shall be entitled to receive: (i) a lump-sum payment equal to the sum of his annual base salary then in effect and his target performance bonus then in effect, less required deductions and withholdings; and (ii) accelerated time-based vesting of shares subject to all stock awards issued by the Company, for the number of shares that would have vested accordingly had he continued employment with the Company for a period of 12 months after termination (which includes partial accelerated vesting of awards subject to time-vesting, but does not include awards that remain subject to performance criteria as of the date of termination). The Company also agreed to reimburse for or continue to pay for health care benefits during the 18 months after the date of termination, or, if sooner, such date when he is no longer eligible for such benefits under applicable law. Per the Quart Agreement, in the event Dr. Quart’s employment is terminated by the Company without Cause, or if he resigns for Good Reason within three months before, or within 18 months following, a Change in Control (as defined) of the Company, then, in lieu of the above benefits, Dr. Quart would be entitled to receive: (i) a lump sum payment equal to 150% of his annual base salary then in effect, less required deductions and withholdings; and (ii) the greater of his target performance bonus then in effect, less required deductions and withholdings, or his performance bonus paid in the year preceding the year in which termination occurs, less required deductions and withholdings; and (iii) reimbursement for or continued payment of health care benefits during the 18 months after the date of termination, or such earlier date when he is no longer eligible for such benefits under applicable law. In addition, on the closing of a Change in Control transaction, Dr. Quart is entitled to immediate vesting of 100% of any outstanding and unvested performance-based equity awards and immediate vesting of 50% of any outstanding and unvested time-based equity awards. Following the closing of any such Change in Control, the remaining 50% of time-based equity awards are eligible to vest on the earlier of (a) the executive’s qualifying involuntary termination of employment or (b) six months following the completion of the Change in Control subject to his voluntary continued employment through such date.

Robert H. Rosen

In connection with his appointment as President, the Company entered into an executive employment agreement with Robert H. Rosen on May 1, 2013 (“Rosen Agreement”), which superseded the offer letter entered into with Mr. Rosen in 2012 when he became our Senior Vice President and Chief Commercial Officer. Certain provisions of the Rosen Agreement were amended by the Compensation Committee in April 2015. The Rosen Agreement initially provided Mr. Rosen with a base salary of $525,000 annually, which was increased to $540,750 annually for 2014, to $551,565 annually for 2015, to $579,143 annually for 2016, to $596,518 annually for 2017 and to $614,414 annually for 2018. Mr. Rosen is also eligible for an annual target bonus in an amount initially equal to 55% of his base salary, which was increased to 60% of his base salary effective beginning with the 2016 cash incentive bonus.

Additionally, the Rosen Agreement provides that if Mr. Rosen’s employment is terminated by the Company without “Cause” (as defined), or by Mr. Rosen for “Good Reason” (as defined), then he shall be entitled to receive: (i) a lump-sum payment equal to the sum of his annual base salary then in effect and his target performance bonus then in effect, less required deductions and withholdings; and (ii) accelerated time-based vesting of shares subject to all stock awards issued by the Company, for the number of shares that would have vested accordingly had he continued employment with the Company for a period of 12 months after termination (which includes partial accelerated vesting of awards subject to time-vesting, but does not include awards that remain subject to performance criteria as of the date of termination). The Company also agreed to reimburse for or continue to pay for health care benefits during the 18 months after the date of termination, or such earlier date when he is no longer eligible for such benefits under applicable law. Per the Rosen Agreement, in the event Mr. Rosen’s employment is terminated by the Company without Cause, or if he resigns for Good Reason within three months before, or within 18 months following, a Change in Control (as defined) of the Company, then, in lieu of the above benefits, Mr. Rosen would be entitled to receive: (i) a lump sum payment equal to 150% of his annual base salary then in effect, less required deductions and withholdings; (ii) the greater of his target performance bonus then in effect, less required deductions and withholdings, or his performance bonus paid in the year preceding the year in which termination occurs, less required deductions and withholdings; and (iii) reimbursement for or continued payment of health care benefits during the 18 months after the date of termination, or such earlier date when he is no longer eligible for such benefits under applicable law. In addition, on the closing of a Change in Control transaction, Mr. Rosen is entitled to immediate vesting of 100% of any outstanding and unvested performance-based equity awards and immediate vesting of 50% of any outstanding and unvested time-based equity awards. Following the closing of any such Change in Control, the remaining 50% of time-based equity awards are eligible to vest on the earlier of (a) the executive’s qualifying involuntary termination of employment or (b) six months following the completion of the Change in Control subject to his voluntary continued employment through such date.

Kimberly J. Manhard

In connection with her appointment as Executive Vice President, Drug Development on January 28, 2016, the Company entered into an executive employment agreement with Kimberly J. Manhard (“Manhard Agreement”). The Manhard Agreement initially provided Ms. Manhard with a base salary of $440,000 annually, which was increased to $453,200 annually for 2017 and to $466,796 annually for 2018. Ms. Manhard is also eligible for an annual target bonus in an amount equal to 50% of her base salary.

The Manhard Agreement provides that in the event Ms. Manhard suffers an Involuntary Termination then she shall be entitled to receive: (i) 12 months of base salary; (ii) target bonus then in effect, less required deductions and withholdings; and (iii) reimbursement for or continuation of health care benefits during the 12 months after the date of termination, or such earlier date when she is no longer eligible for such benefits under applicable law. In addition, Ms. Manhard’s stock options, restricted stock and other equity awards shall immediately vest with respect to that number of shares that otherwise would have vested during the 12-month period if her employment had continued. In the event that Ms. Manhard suffers an Involuntary Termination or resigns for Good Reason within three months before or within 18 months following the occurrence of a Change in Control (as defined in the Manhard Agreement), then she shall be entitled to receive: (i) 12 months of base salary; (ii) the greater of her target performance bonus then in effect, less required deductions and withholdings, or her performance bonus paid in the year preceding the year in which termination occurs, less required deductions and withholdings; and (iii) reimbursement for or continuation of health care benefits during the 12 months after the date of termination, or such earlier date when she is no longer eligible for such benefits under applicable law. In addition, on such Involuntary Termination or resignation for Good Reason occurring within three months before or within 18 months following the occurrence a Change in Control, Ms. Manhard’s stock options, restricted stock and other equity awards shall immediately vest with respect to 100% of the shares of Company common stock subject to such awards.

Robert E. Hoffman

In connection with his appointment as Chief Financial Officer and Senior Vice President, Finance, the Company entered into an executive employment agreement with Robert E. Hoffman on April 24, 2017 (“Hoffman Agreement”). The Hoffman Agreement initially provided Mr. Hoffman with a base salary of $350,000 annually, which was increased to $357,438 annually for 2018. Mr. Hoffman is also eligible for an annual target bonus in an amount equal to 40% of his base salary.

Additionally, the Hoffman Agreement provides that if Mr. Hoffman’s employment is terminated by the Company without “Cause,” (as defined in the Hoffman Agreement), or by Mr. Hoffman for “Good Reason” (as defined in the Hoffman Agreement), then he shall be entitled to receive: (i) a lump-sum payment equal to the sum of his annual base salary then in effect and his target performance bonus then in effect, less required deductions and withholdings; and (ii) accelerated time-based vesting of shares subject to all stock awards issued by the Company, for the number of shares which would have vested accordingly had he continued employment with the Company for a period of twelve months after termination. The Company also agreed to reimburse for, or continue to pay for, health care benefits during the twelve months after the date of termination, or such date when he is no longer eligible for such benefits under applicable law. In the event Mr. Hoffman’s employment is terminated by the Company without Cause, or if he resigns for Good Reason within three months before, or within 18 months following, a Change in Control (as defined in the Hoffman Agreement) of the Company, then, in lieu of the above benefits, Mr. Hoffman shall be entitled to receive: (i) a lump-sum payment equal to his annual base salary then in effect, less required deductions and withholdings; (ii) the greater of his target performance bonus then in effect, less required deductions and withholdings, or his performance bonus paid in the year preceding the year in which termination occurs, less required deductions and withholdings; and (iii) accelerated vesting of 100% of any outstanding and unvested stock awards held by Mr. Hoffman at such time (including both time-based and performance-based stock awards). The Company also agreed to reimburse for, or continue to pay for, health care benefits during the twelve months after the date of termination following a Change in Control, or such date when he is no longer eligible for such benefits under applicable law.

The descriptions of executive employment agreements provided above under the heading “Employment Arrangements” set forth the potential payments on termination or change in control for our Named Executive Officers. The following table sets forth information regarding potential payments that would have been made to our Named Executive Officers Dr. Quart, Mr. Rosen, Ms. Manhard and Mr. Hoffman on various termination or change in control events assuming such events occurred as of December 31, 2017.

	Termination Without Cause or With Good Reason	Termination Without Cause or With Good Reason Within Three Months Before or 18 Months After a Change in Control	Change in Control (absent a qualifying termination)
Barry D. Quart, Pharm.D.
Severance(1)	$983,063	$1,290,270	$—
Benefit continuation	35,842	35,842	—
Accelerated vesting of stock awards(2)	1,185,158	4,275,158	4,275,158

Total	$2,204,063	$5,601,270	$4,275,158

Robert H. Rosen
Severance(1)	$983,063	$1,290,270	$—
Benefit continuation	51,283	51,283	—
Accelerated vesting of stock awards(2)	1,191,482	4,281,482	4,281,482

Total	$2,225,828	$5,623,035	$4,281,482

Kimberly J. Manhard
Severance(1)	$700,194	$700,194	$—
Benefit continuation	34,189	34,189	—
Accelerated vesting of stock awards(2)	147,322	591,000	—

Total	$881,705	$1,325,383	$—

Robert E. Hoffman
Severance(1)	$500,413	$500,413	$—
Benefit continuation	34,189	34,189	—
Accelerated vesting of stock awards(2)	167,251	426,334	—

Total	$701,853	$960,936	$—

(1)	The severance amount includes salary and bonus payouts, based on the terms of the Named Executive Officer’s executive employment agreement.
(2)

Represents the value of in-the-money unvested stock options that would have accelerated if the Named Executive Officer was terminated on December 31, 2017 based on the difference between the closing price of our common stock of $18.10 on December 29, 2017 (the last trading day of 2017) and the exercise price of the respective options.

Brian G. Drazba

On Mr. Drazba’s departure in March 2017, Mr. Drazba was eligible to receive a lump sum severance payment of $434,392, which consisted of an amount equal to his annual base salary of $339,230 and an amount equal to his average bonus paid by the Company for services during each of the 3 twelve-month periods prior to his termination, which was $95,162. In addition, Mr. Drazba was eligible for the continuation of benefits for a period of 12 months and 12 months accelerated stock option vesting. Mr. Drazba was required to sign a release prior to receiving his severance payment or any other termination benefits.

CEO Pay Ratio

As required in Item 402(u) of Regulation S-K under the Exchange Act, the Company must disclose the ratio of the annual total compensation of the Chief Executive Officer (“CEO”) to that of the median-paid employee (“CEO Pay Ratio”). Annual total compensation consists of base pay, incentive bonus, grant-date fair value of equity awards and all other compensation earned. For the year ended December 31, 2017:

•	the annual total compensation of the median-paid employee was $339,589; and

•	the annual total compensation of Barry D. Quart, Pharm.D., our CEO, was $4,243,100.

The CEO Pay Ratio was 12.5 to 1. The CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act. To identify the median-paid employee, we calculated the annual compensation of each of the 135 employees who were employed as of October 16, 2017, excluding the CEO, as the sum of: (1) base pay earned in 2017, which is either the annual salary for salaried employees or the estimated annual salary for hourly employees; (2) incentive bonus earned in 2017; and (3) grant-date fair value of equity awards granted in 2017, computed in accordance with ASC Topic 718. Retirement benefits were not included in this calculation. We then selected the employee who was at the median of this population, whose annual total compensation is reflected above to calculate the CEO Pay Ratio.

CEO Pay Ratios for fiscal year 2017 for those of our peer companies who have disclosed them as of April 29, 2018 are set forth in the table below. The average CEO Pay Ratio for our peer companies listed below is 19.6:1.

Peer Company	Reported Pay Ratio for Fiscal Year 2017
Acorda Therapeutics, Inc.	11:1
Corcept Therapeutics Incorporated	14:1
Halozyme Therapeutics, Inc.	25:1
Innoviva, Inc.	11:1
Insmed Incorporated	18.46:1
Momenta Pharmaceuticals, Inc.	30:1
Pacira Pharmaceuticals, Inc.	28:1
Retrophin, Inc.	11:1
Xencor, Inc.	28:1

Director Compensation

Our employee directors do not receive any compensation for their service as members of our Board.

In 2017, the Board engaged Compensia to conduct an assessment of our Board compensation program as compared to the same peer group used for purposes of reviewing our executive compensation program. The annual cash retainer paid to non-employee members of our Board for general service approximates the 50th percentile of our peer companies. Our Board compensation program differs from many peer companies in that pay for participating on committees of the Board is provided solely through stock option grants instead of cash retainers. The use of stock option grants further enhances our non-employee Board members’ long-term equity stake in the Company. Moreover, because the realization of financial gain from stock option grants is conditioned on the continued increase of the price of the Company’s common stock, the Company believes that stock option grants encourage our directors to engage in behaviors and implement initiatives that lead to long-term value creation that benefits all of the Company’s stockholders. Our average total direct compensation per director, including committee service, is near the 50th percentile.

The Board approved the following compensation for non-employee directors:

Cash Compensation

Annual Board Cash Retainer (paid in quarterly installments)	$50,000
Monthly Finance Committee Retainer (committee discontinued on May 31, 2017)	$12,500

Equity Compensation (shares underlying options)

Board Grants	Shares (#)
Initial Option Grant(1)	25,000
Annual Option Grant(2)	12,500

Committee Grants(3)	Shares (#)
Audit Committee Chair	5,000
Audit Committee Member (non-chair)	3,000
Compensation Committee Chair	4,000
Compensation Committee Member (non-chair)	2,000
Governance Committee Chair	2,500
Governance Committee Member (non-chair)	1,500

(1)	Options vest and become exercisable monthly over a four-year period from the date of grant.
(2)	Options vest and become exercisable monthly over a 12-month period from the date of grant.

(3)

Our non-employee directors receive an initial committee grant, as well as an annual committee grant. Both grants are based on the amounts listed above in the table. The initial committee option grants vest and become exercisable monthly over a four-year period from the date of grant. The annual committee option grants vest and become exercisable monthly over a 12-month period from the date of grant.

The following table includes compensation for services provided by our non-employee directors for the year ended December 31, 2017:

Directors(1)	Fees Earned	Option Awards(2)	Total
Craig A. Johnson(3)	$112,500	$217,388	$329,888
Christian Waage	$50,000	$185,261	$235,261
John W. Poyhonen	$50,000	$201,860	$251,860
Kevin C. Tang(4)	$—	$175,981	$175,981

(1)

The aggregate number of shares subject to outstanding stock options held by each director listed in the table above as of December 31, 2017 was as follows: 162,500 shares for Mr. Johnson, 110,000 shares for Mr. Poyhonen, 142,500 shares for Mr. Tang and 60,125 shares for Mr. Waage.

(2)

This column reflects the aggregate grant date fair value of equity awards granted in 2017 and calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. The assumptions used in our Annual Report on Form 10-K for the year ended December 31, 2017. The “Option Awards” column includes the grant date fair value of the awards granted on December 18, 2017 for 2018 board service.

(3)

Mr. Johnson was appointed to the Finance Committee in September 2016. The amount included in “Fees Earned” represents the annual board retainer for 2017 services as a director and the monthly Finance Committee retainer.

(4)	Mr. Tang waived receipt of the annual retainer for the year ended December 31, 2017.

Equity Compensation Plan Information

The table below discloses information as of December 31, 2017 with respect to our equity compensation plans that have been approved by stockholders and equity compensation plans that have not been approved by stockholders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options (a)	Weighted- Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders:
Stock option and award plans	11,143,044	$16.53	4,685,432
Employee stock purchase plan	—	—	267,317
Equity compensation plans not approved by security holders(1)	2,319,919	$ 7.85	—

Total	13,462,963	$15.03	4,952,749

(1)	Non-qualified options issued outside of the stockholder approved equity plans are governed in all respects by terms as if granted under the Amended and Restated 2007 Equity Incentive Plan. See description of the stock option plans under Note 8 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversaw our accounting and financial reporting processes during the year ended December 31, 2017, as well as the audit of the Company’s financial statements for the year ended December 31, 2017. In addition, the Audit Committee was responsible for evaluating and overseeing the Company’s independent registered public accounting firm.

The Audit Committee evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee Charter that has been adopted by the Board, a copy of which is available on the Company’s website at www.herontx.com. The current members of the Audit Committee meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by Nasdaq and the SEC.

The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role that provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2017. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and applicable Public Company Accounting Oversight Board standards. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company and any additional matters required by the applicable rules of the Public Company Accounting Oversight Board.

In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Audit Committee meets with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

Based on the reviews, discussions, and written disclosures, referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Craig A. Johnson, Chairman

John W. Poyhonen

Christian Waage

Principal Accountant Fees and Services

The following table shows the aggregate fees for services rendered in or provided for 2017 and 2016, as applicable, by OUM & Co. LLP, our independent registered public accounting firm (“OUM”).

	2017	2016
Audit fees(1)	$296,920	$259,322
Audit-related fees(2)	156,023	47,283
Tax fees(3)	39,820	24,450
All other fees	—	—

Total	$492,763	$331,055

(1)

The Audit fees were for professional services rendered in connection with the audit of our annual financial statements and internal control over financial reporting and for the review of the financial statements included in our quarterly reports on Form 10-Q. The amounts also include fees for services that are normally provided by the auditor in connection with regulatory filings and engagements for the years identified.

(2)	The Audit-related fees for both 2017 and 2016 include fees for procedures performed during that year in connection with registration statements on Forms S-3 and S-8.
(3)	Tax fees consist of fees for tax compliance.

The Audit Committee reviews and pre-approves all audit and non-audit services performed by its independent registered public accounting firm, as well as the fees charged for such services, in accordance with the pre-approval policies and procedures that have been established by the Audit Committee. All fees incurred in the year ended December 31, 2017 for services rendered by OUM were approved by the Audit Committee. In its review of non-audit service fees, the Audit Committee will consider, among other things, the possible impact of the performance of such services on the auditor’s independence.

PROPOSAL 1—ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will vote on the election of six directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Our Board has unanimously nominated Dr. Quart and Messrs. Tang, Johnson, Poyhonen, Rosen and Waage for election to our Board. The nominees have indicated that they are willing and able to serve as directors. If any of these individuals becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by our Board or the Board may decrease the size of the Board. The proxies being solicited will be voted for no more than six nominees at the Annual Meeting. The directors will be elected by a plurality of all votes properly cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors.

The Board of Directors recommends a vote “FOR” each of the Director Nominees.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the election of Dr. Quart and Messrs. Tang, Johnson, Poyhonen, Rosen and Waage.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected OUM & Co. LLP as independent registered public accountants to audit our financial statements for the year ending December 31, 2018. At the Annual Meeting, the stockholders will be asked to ratify the appointment of OUM & Co. LLP as our independent registered public accountants for the year ending December 31, 2018. OUM & Co. LLP has audited our financial statements since 2006. Representatives of OUM & Co. LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of OUM & Co. LLP as our independent registered public accounting firm is not required by law or our bylaws. However, our Audit Committee is submitting the selection of OUM & Co. LLP to the stockholders for ratification as a matter of good corporate practice. In the event our stockholders fail to ratify the appointment, our Audit Committee will reconsider its selection. Even if the selection is ratified, our Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interest and that of our stockholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of OUM & Co. LLP as our independent registered public accounting firm for the year ending December 31, 2018.

PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We conducted our first say-on-pay vote at our 2013 Annual Meeting of Stockholders. At that meeting, we also conducted our first say-on-frequency vote with respect to whether future say-on-pay votes would be held every one, two or three years. At the 2013 Annual Meeting of Stockholders, a majority of the votes cast selected one year as the frequency period. Accordingly, we are conducting a say-on-pay vote at the 2018 Annual Meeting of Stockholders and expect to continue to conduct an advisory vote on the compensation of our Named Executive Officers annually until our next say-on-pay frequency vote, which will occur no later than at our 2019 Annual Meeting of Stockholders. Accordingly, the next say-on-pay vote will occur at the 2019 Annual Meeting of Stockholders, unless the Board modifies its policy on the frequency of holding future advisory say-on-pay votes.

In 2017 and 2016, the percentages of votes cast “For” our advisory say-on-pay vote to approve the Company’s executive compensation were 81.4% and 84.4%, respectively. The Board and Compensation Committee believe that our 2017 and 2016 say-on-pay results were an affirmation of the soundness of the Company’s executive compensation program, and, therefore, no significant changes were made to the structure and elements of the executive compensation program based on the 2017 and 2016 say-on-pay results.

The Company’s compensation program objective is to attract and retain executives who can achieve the short- and long-term goals of the Company. The program seeks to do the following:

•	to attract and retain experienced and high-performing executives;

•	to create financial incentives for superior corporate performance;

•	to reward individual executives for the achievement of both corporate goals and goals that are specific to the performance of their functional areas of responsibilities; and

•	to ensure that our executive compensation programs are competitive with those of comparable companies in our industry so that we can continue to attract, retain and motivate executive talent.

Our Board, acting through our Compensation Committee, reviews and administers all compensation arrangements for executive officers. The Compensation Committee reviews and approves goals for our executive officers and evaluates their performance in light of these goals and makes recommendations to our Board, and also reviews general policies relating to the compensation and benefits of our officers and employees.

Components of our Compensation Program

Below is a discussion of the three principal components of our executive compensation program. These are in addition to the benefits programs generally available to our employees, including health insurance, life insurance, disability insurance and a 401(k) plan. We believe that paying a mix of these three components to our Named Executive Officers is appropriate to meet the objectives described above. Our Compensation Committee retains authority to allocate total compensation between the three components on an annual basis, with a view toward maintaining an optimal balance between the three components to reward performance over time. Payments in any particular category may fluctuate from year to year to reflect individual performance, the Company’s financial position and operational performance and competition for executive talent in our industry. The three principal components to our compensation program are:

Base Salary: Each of our Named Executive Officers receives a fixed base salary. The Compensation Committee reviews base salary on an annual basis to determine the appropriateness of each Named Executive Officer’s base salary based on professional judgment, comparative analysis of salaries paid for comparable positions at comparable companies and also other factors the Compensation Committee considers relevant.

Performance Awards: Based on individual performance, the Company grants cash performance bonuses to employees. These bonuses are generally paid to Named Executive Officers on an annual basis and are approved by the Board following recommendation by the Compensation Committee. The Compensation Committee makes its determinations based on various factors, including input from the Chief Executive Officer. The Compensation Committee sets annual performance goals for the Company’s Chief Executive Officer and determines any bonus award based on achievement of these goals and the Company’s overall performance.

Equity Awards: The Company’s equity compensation program is designed to incentivize employees to work toward the short-term and long-term goals of the Company and to align the interests of employees with the interests of stockholders. All employees are eligible to participate in the Company’s equity compensation plans.

The compensation paid to our Named Executive Officers is described in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in this Proxy Statement. Pursuant to Section 14A of the Exchange Act, the Board is asking stockholders to cast a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure, set forth in the Company’s definitive Proxy Statement for the 2018 Annual Meeting of Stockholders is hereby approved.”

Although the vote we are asking you to cast is non-binding, the Board values the views of our stockholders and will consider the outcome of the vote when determining future compensation arrangements for our Named Executive Officers. Unless the Board modifies its policy on the frequency of holding “say-on-pay” advisory votes, the next “say-on-pay” advisory vote will occur in 2019.

The Board of Directors recommends a vote “FOR” approval of the compensation paid to Named Executive Officers for the year ended December 31, 2017.

PROPOSAL 4—AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE THE AGGREGATE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK BY 50,000,000

The Board has declared advisable and adopted, subject to stockholder approval, an amendment to the Company’s Certificate of Incorporation to increase the aggregate number of shares of common stock, par value $0.01 per share, that the Company is authorized to issue from 100,000,000 to 150,000,000, which would also increase the total number of authorized shares of capital stock from 102,500,000 to 152,500,000.

If our shareholders approve this Proposal 4, we expect to file a certificate of amendment with the Delaware Secretary of State to increase the number of authorized shares of our common stock and capital as soon as practicable following stockholder approval. On filing of the certificate of amendment with the Delaware Secretary of State, Section A of Article IV of the Company’s Certificate of Incorporation will be amended and restated in its entirety as follows:

“A. Authorized Capital. The corporation is authorized to issue two classes of shares of stock to be designated, respectively, “preferred” and “common.” The total number of shares that the corporation is authorized to issue is One Hundred Fifty-Two Million Five Hundred Thousand (152,500,000). The number of shares of common stock authorized to be issued is One Hundred Fifty Million (150,000,000), each such share to have a par value of $0.01 (“Common Stock”), and the number of preferred shares authorized to be issued is Two Million Five Hundred Thousand (2,500,000), each such share to have a par value of $0.01 (“Preferred Stock”).”

The purpose of the amendment is to provide the Company greater flexibility with respect to managing its common stock in connection with such corporate purposes as may be considered advisable by the Board. These corporate purposes could include, without limitation: the issuance of shares in connection with equity financings; the issuance of shares in connection with acquisitions; the issuance of shares on exercise of options or other awards granted under the Company’s various equity compensation plans or in connection with other employee benefit plans; and other general corporate purposes. The Company does not have any current intention to issue shares in connection with acquisitions or pursuant to an equity financing outside of the exercise of options under the Company’s existing equity compensation plans.

The total number of shares authorized by the amendment is consistent with the number of shares authorized by other commercial-stage biotechnology companies of a similar size. The increase in authorized common stock will not have any immediate effect on the rights of existing stockholders. However, the Board may issue authorized common stock without requiring future stockholder approval of such issuances, except as may be required by the Certificate of Incorporation, as amended, and applicable law and regulations. To the extent that the additional authorized shares are issued in the future other than in connection with a stock dividend, they will decrease the existing stockholders’ percentage equity ownership and, depending on the price at which they are issued as compared to the price paid by existing stockholders for their shares, could be dilutive to the Company’s existing stockholders. The holders of common stock have no preemptive rights to subscribe for or purchase any additional shares of common stock that may be issued in the future.

The affirmative vote of a majority of the Company’s outstanding shares of common stock is required for approval of this proposal.

The Board of Directors recommends a vote “FOR” the amendment of our Certificate of Incorporation to increase the number of authorized shares by 50,000,000.

OTHER MATTERS

As of the time of preparation of this Proxy Statement, neither our Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment and in their discretion.

Annual Report on Form 10-K

Our Annual Report on Form 10-K for the year ended December 31, 2017, containing audited consolidated balance sheets as of December 31, 2017 and 2016 and audited consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2017, is being distributed along with this Proxy Statement. The Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2017 are available to you at no charge electronically at http://www.edocumentview.com/hrtx. Additional copies of the Annual Report on Form 10-K for the year ended December 31, 2017 are available at no charge on written request. To obtain additional copies of the Annual Report on Form 10-K for the year ended December 31, 2017, please contact us 4242 Campus Point Court, Suite 200, San Diego, CA 92121, Attn.: David L. Szekeres, Senior Vice President, General Counsel, Business Development, and Corporate Secretary.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ David L. Szekeres
David L. Szekeres, Senior Vice President, General Counsel, Business Development, and Corporate Secretary San Diego, California April 30, 2018

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., PDT, on June 18, 2018.

Vote by Internet • Go to www.investorvote.com/HRTX • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒	Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Director nominees:	For	Withhold		For	Withhold		For	Withhold
01 - Kevin C. Tang*	☐	☐	02 - Barry D. Quart, Pharm.D.*	☐	☐	03 - Robert H. Rosen*	☐	☐
04 - Craig A. Johnson*	☐	☐	05 - John W. Poyhonen*	☐	☐	06 - Christian Waage*	☐	☐

*	Each to serve until the 2019 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

	For	Against	Abstain		For	Against	Abstain
2. To ratify the appointment of OUM & Co. LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.	☐	☐	☐	3. To approve, on an advisory basis, compensation paid to the Company’s named executive officers during the year ended December 31, 2017.	☐	☐	☐
4. To amend the Company’s Certificate of Incorporation to increase the aggregate number of authorized shares of common stock by 50,000,000.	☐	☐	☐	5. In their discretion, the proxyholders are authorized to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Date and sign exactly as name(s) appear(s) on this proxy. If signing for estates, trusts, corporations or other entities, title or capacity should be stated.

If shares are held jointly, each holder should sign.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

                                 02TT2C

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders, The Proxy Statement and 10-K are available at: www.edocumentview.com/HRTX

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

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Proxy — HERON THERAPEUTICS, INC.

Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders to be held June 18, 2018

The undersigned hereby appoints Barry D. Quart and David L. Szekeres, or either of them, each with full power of substitution, as the proxyholder(s) of the undersigned to represent the undersigned and vote all the shares of the Common Stock of Heron Therapeutics, Inc. (the “Company”), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company. The Annual Meeting of Stockholders of Heron Therapeutics, Inc. will be held on June 18, 2018 at 9:00 a.m. local time at 4242 Campus Point Court, San Diego, CA 92121, for the purposes stated herein, as more fully described in the accompanying Proxy Statement.

The Board of Directors recommends that you vote FOR each nominee and FOR proposals 2, 3 and 4. This proxy, when properly executed, will be voted in the manner directed. WHEN NO CHOICE IS INDICATED THIS PROXY WILL BE VOTED IN ACCORDANCE WITH BOARD OF DIRECTORS’ RECOMMENDATIONS AS STATED HEREIN. This proxy may be revoked by the undersigned at any time, prior to the time it is voted, by any of the means described in the accompanying proxy statement.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

C	Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.